SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schnitzer Steel Industries, Inc.

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Schnitzer

2018 PROXY STATEMENT

NOTICE OF ANNUAL MEETING

December 19, 2018

Dear Shareholder:

On behalf of our Board of Directors, we are pleased to invite you to attend Schnitzer Steel’s 2019 Annual Meeting on Tuesday, January 29, 2019 in Portland, Oregon.

Whether or not you are able to attend our meeting in person, we invite you to read this year’s proxy statement which highlights our key activities and accomplishments in fiscal 2018 and presents matters for which we are seeking your vote.

In fiscal 2018, our business delivered its best financial performance in seven years, led by significantly higher results in both operating divisions generating greater profitability and a substantial increase in earnings per share. Our strong results reflect the benefits from strategic initiatives to grow volumes and expand margins, supported by positive market conditions and a continued focus on productivity. In addition, we remained steadfast in our focus on safety, sustainability, and integrity as tenets of our Company’s core strategy to deliver growth and profitability.

Earlier this year, Schnitzer was named 2018 Scrap Company of the Year by the American Metal Market, recognizing our industry leadership through commitment to safety, operational excellence, continuous improvement, customer service, and sustainability.

More recently, we released our fifth sustainability report covering both fiscal 2017 and fiscal 2018, which continued to show improvement in key performance indicators. On a per ton basis, we lowered water usage, energy consumption, and carbon emissions year-over-year.

Beyond our core environmental initiatives, we strive to better serve our employees, our customers, and our communities by providing an inclusive, diverse, and safe working environment. In fiscal 2018, 76% of our facilities experienced zero lost time due to injuries, and for the fourth consecutive year, we were named one of the World’s Most Ethical Companies by the Ethisphere Institute.

Key Fiscal 2018 Financial Highlights

•   Reported earnings per share of $5.46, which includes discrete tax benefits of $1.58 per share, representing a substantial increase compared to fiscal 2017 reported earnings per share of $1.60

•   Achieved 19% higher total ferrous volumes, 9% higher total nonferrous volumes, and 5% higher finished steel volumes year-over-year

•   Delivered an ROCE of over 15%, demonstrating the successful execution of our growth strategy

•   Generated operating cash flow of $160 million and reduced total debt by 26% year-over-year to the lowest level in the past eight years

•   Returned $21 million to shareholders through dividend payments and repurchased $17 million or almost 2% of total outstanding shares

In fiscal 2018, we continued to demonstrate the success of our strategic initiatives to increase our volumes, expand our margins, and further enhance our platform through investments in advanced processing technologies. Moving forward, our improved profitability and strong balance sheet should provide us with the flexibility and financial strength to take advantage of evolving market opportunities, continue our investments in advanced processing technologies, transactional growth opportunities, and environmental stewardship, and support our objective of increasing shareholder value.

On behalf of the entire Board of Directors and our over 3,500 employees, I want to thank you for your continued support and investment in our business. Our commitment to strong corporate governance reflects our belief that a solid framework which links operational, financial, and governance goals creates long-term value for our shareholders. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

We have posted our proxy materials at www.proxydocs.com/SCHN. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail, or as listed on our website.

Please ensure that your shares are represented by promptly voting and submitting your proxy. Instructions have been provided for each of the alternative voting methods on the next page of this proxy statement.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of

Schnitzer Steel Industries, Inc.

Date: Tuesday, January 29, 2019 Time: 8:00 A.M. Pacific Place: KOIN Center, Conference Center 222 SW Columbia Street, Room 202 Portland, Oregon 97201 Record Date: December 3, 2018

AGENDA:

•   ELECT three directors

•   APPROVE, by non-binding vote, executive compensation

•   RATIFY our independent registered public accounting firm for fiscal 2019

•   CONDUCT any other business that properly comes before the meeting or any adjournment or postponement thereof

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

Please vote your shares We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. Voting can be completed in one of four ways:	Mail	Internet	Telephone	In Person
	Return the proxy card by mail	Follow online instructions on the proxy card	Call the toll-free number provided on the proxy card	Attend the annual meeting with your ID

Even if you plan to attend the Annual Meeting, we encourage you to vote by internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the Annual Meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

By Order of the Board of Directors Peter B. Saba Secretary

Notice Regarding the Availability of Proxy Materials

This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 19, 2018. This notice includes instructions on how to access these materials (including our proxy statement and 2018 annual report to shareholders) online.

SCHNITZER STEEL INDUSTRIES, INC. 299 SW Clay Street, Suite 350 Portland, Oregon 97201 December 19, 2018

Important information if you plan to attend the Annual Meeting:

If you plan to attend the Annual Meeting in person, you must bring the Notice Regarding the Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy and account statement or other documentation confirming your Schnitzer Steel Industries stock holdings from the broker, bank, or other institution that holds your shares. You will also need a valid, government-issued picture identification that matches your Notice Regarding the Availability of Proxy Materials, legal proxy, or other confirming documentation.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	1

Contents

PROXY MATERIALS

Page

3	Proxy Summary

13	Proxy Statement

13	Questions and Answers about these Proxy Materials and Voting

17	Voting Securities and Principal Shareholders

18	Section 16(a) Beneficial Ownership Reporting Compliance

COMPENSATION DISCUSSION AND ANALYSIS

Page

31	Overview

31	Shareholder Outreach

33	Linkage to Company Performance

34	Summary of Executive Compensation Program

37	Executive Compensation Process

40	Elements of Compensation

Page

18	Certain Transactions

19	Proposal 1 – Election of Directors

63	Proposal 2 – Advisory Resolution on Executive Compensation

64	Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm

Corporate Governance	23

Board Committees and Responsibilities	24

Non-Employee Director Compensation	29

Compensation Committee Report	52

Compensation of Executive Officers	53

Audit Committee Report	65

Shareholder Proposals for 2020 Annual Meeting	67

2	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary

In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2018 operating performance, please also review our Annual Report on Form 10-K.

Proposal		Board Recommendation	Reasons for Recommendation	Page Reference
Election of Directors	☑	For each nominee	The Board and Nominating and Corporate Governance Committee believe the three director candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	19
Advisory Vote on Executive Compensation	☑	FOR	Our executive compensation programs demonstrate the continuing evolution of our pay-for-performance philosophy, and reflect the input of shareholders from our extensive outreach efforts.	63
Ratification of Selection of Independent Registered Public Accounting Firm	☑	FOR	Based on the Audit Committee’s assessment of PricewaterhouseCoopers’ qualifications and performance, the Board believes the retention of PricewaterhouseCoopers for fiscal year 2019 is in the best interests of the Company.	64

Corporate Governance Highlights

At Schnitzer Steel, corporate governance provides a strong foundation upon which our business operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful business results for you – our owners.

✓	Six of Eight Directors Independent

✓	Board Diversity: 3 women = 38% of Board

✓	Separate Board Chairman and Chief Executive Officer (“CEO”)

✓	Lead Independent Director

✓	All Standing Board Committees Composed Entirely of Independent Directors

✓	Regular Executive Sessions of Independent Directors

✓	Minimum Stock Ownership Requirements for Directors and Officers

✓	Active Shareholder Outreach

✓	Board Participation in Shareholder Engagement

✓	Shareholder Ratification of Selection of External Audit Firm
✓	Board Refreshment: 38% of Board < 7 Years

✓	Director Term Limit Policy

✓	No Director Serves on More Than 2 Other Public Company Boards

✓	Awarded World’s Most Ethical Company Designation for the Fourth Consecutive Year in Fiscal 2018 by the Ethisphere Institute

✓	Code of Conduct for Directors, Officers, and Employees

✓	Annual Board and Committee Self-Evaluations

✓	Anti-Hedging and Anti-Pledging Policies and Prohibition on Derivative Transactions

✓	No Shareholders’ Rights Plan

Recently, we undertook the following governance actions:

✓	Adopted a clawback policy for the recovery of incentive compensation

✓	Added a new independent director with experience as a senior executive of a public company in a commodities-based industry

✓	Appointed a Chief Sustainability Officer as a direct report to the CEO to further develop our sustainability strategy
✓

Enhanced our Sustainability Report to provide additional information on our progress in reducing carbon emissions, energy consumption, water usage, and process waste generation, as well as on our commitment to ethics and compliance, safety, diversity and inclusion, and community engagement and partnerships

✓	Appointed a Chief Diversity Officer as a direct report to the CEO with a focus on continuing our efforts to increase diversity in our work force

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	3

Proxy Summary

Executive Compensation Program Highlights

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: over 80% of the CEO’s target compensation and approximately 70% of other named executive officers (“NEOs”) target compensation are “at-risk”

✓	Caps on incentive compensation

✓

The use of a variety of distinct performance metrics (earnings per share, operating cash flow, productivity improvements, safety performance and strategic objectives) in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

✓	Performance share awards, which represent 50% of the Company’s long-term incentive grant, focused on total shareholder return (“TSR”) relative to peers and return on capital employed (“ROCE”)

✓	Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, vest ratably over five years
✓	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment

✓	Double-trigger for cash severance payments and benefits in change-in-control agreements

✓	No excise tax gross-up provisions in any new or modified change-in-control agreements going forward

✓	No reloading, re-pricing, or backdating of stock options

✓	Annual review of executive compensation design, market competitiveness, and best practices

✓	Retention of an independent compensation consultant to provide guidance and support to the Compensation Committee

✓	Clawback policy to recapture incentive compensation

4	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary

The following flowchart provides an overview of the Compensation Committee’s process in setting performance goals.

Shareholder Outreach

In 2018, we continued a process that began four years ago when we instituted our formal shareholder engagement plan. This plan is designed to engage our shareholders in an open and transparent manner and to solicit our shareholders’ input on corporate governance, board composition, executive compensation, corporate social responsibility, and any other matters which may be raised by our shareholders. Our engagement plan provides for primary engagement prior to the establishment of our compensation plans for the upcoming year and after we are able to evaluate the voting results from our annual meeting, and developments in corporate governance, compensation, and corporate social responsibility best practices.

Our engagement team includes the Chairman of the Board, Lead Director, and the Chair of the Compensation Committee as appropriate. As part of our engagement, we expect to reach out annually to our largest shareholders holding at least a majority of our total outstanding shares. We also engage with proxy advisory firms that advise our primary shareholders. During 2018, we pro-actively reached out to investors holding approximately two-thirds of our outstanding shares. The results of our shareholder engagement activities are shared with our Nominating and Corporate Governance Committee, our Compensation Committee, and the full Board of Directors.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	5

Proxy Summary

During 2018, the shareholders with whom we had discussions expressed their support for our Board, governance program, and engagement efforts. In addition, they also commended our responsiveness to shareholder concerns with respect to changes we have made to our executive compensation programs in recent years.

Our shareholder engagement efforts in recent years have incorporated the following elements and reflect changes we have made to our compensation programs during those years.

•   In each of the last three years, pro-actively reached out to investors holding approximately two-thirds of our outstanding shares

•   Over the last three years, held discussions, in person or by phone, with investors holding more than half of our outstanding shares

•   Board Chair, Lead Director and Compensation Committee Chair participate in shareholder engagement

•   Revamped the proxy statement to increase clarity and transparency

•   Revised compensation peer group and selection of performance peer group

•   Restructured long-term performance share plan to include revised metrics (including relative TSR) and increased the performance period to three years

•   Capped non-income statement metrics

•   Added executive summary in the proxy statement

•   Discussed shareholder outreach, feedback and actions taken in response

•   Enhanced disclosure of long-term incentive performance metrics and provided additional disclosure on target setting

6	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary

Fiscal 2018 Business Performance & Accomplishments

In fiscal 2018, we delivered our strongest financial performance in the past seven years with both divisions producing strong results. We almost tripled our consolidated operating income on a year-over-year basis. We also generated 19% higher total ferrous volumes, 9% higher total nonferrous volumes, and 5% higher finished steel volumes year-over-year. Our strong results reflect the benefits from strategic initiatives to grow volumes and expand margins, supported by positive market conditions and a continued focus on productivity.

As shown in the graphs below, we delivered significant improvements in our business performance in fiscal 2018. Our fiscal 2018 reported earnings per share of $5.46, which includes discrete tax benefits of $1.58 per share, represents a substantial increase compared to fiscal 2017 reported earnings per share of $1.60. Our return on capital employed also grew significantly in fiscal 2018. Even excluding discrete tax benefits, we achieved a return on capital employed of over 15%, demonstrating the successful execution of our growth and capital investment strategy.

In our Auto and Metals Recycling business, we exported our ferrous and nonferrous products to 25 countries, demonstrating the flexibility of our operating platform. In our Cascade Steel and Scrap business, operating income increased more than six times year-over-year, and we continued our multi-year strategy to enhance product quality, increase productivity, and invest capital to enhance our operations. Our strong operating income performance in fiscal 2018 enabled us to deliver operating cash flow of $160 million and reduce our debt by 26% while continuing to invest in our Company and return capital to our shareholders through our quarterly dividend payments of $21 million and share repurchases of $17 million or almost 2% of total outstanding shares.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	7

Proxy Summary

In addition to the significant improvements in operating performance and in earnings per share as shown in the charts above, our fiscal 2018 accomplishments included:

✓19% growth in total ferrous volumes ✓9% growth in total nonferrous volumes	✓$160 million operating cash flow generated	✓26% reduction in total debt to its lowest level in eight years	✓15.5% Return on Capital Employed*

*

Return on Capital Employed = Adjusted net income from continuing operations attributable to SSI, excluding interest expense (net of tax) and excluding discrete tax benefits of $45 million, divided by average adjusted capital (average of the last day of the fiscal year and the four preceding fiscal quarters of SSI’s consolidated total assets less consolidated total liabilities other than debt and capital lease obligations).

Our current directors and executive officers, as a group, own approximately 1,000,000, or approximately 4%, of our outstanding shares, and their interests are closely aligned with the interests of the other shareholders and the financial performance of the Company.

8	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary

Providing Sustainable Value Through Recycling

As one of North America’s largest recyclers of ferrous and nonferrous scrap metal and a manufacturer of finished steel products made from recycled scrap metal, Sustainability is at the center of our business model. At Schnitzer, we are diverting and recycling materials that might otherwise be destined for a landfill, conserving natural resources, and reducing greenhouse gas emissions.

Steel, our largest traded material, is the world’s most recycled product. As compared to using newly mined ore, using recycled metal in steel manufacturing:

•	Saves approximately 75% in energy input,

•	Reduces water use by approximately 40%,

•	Shrinks virgin material use by 90%, and

•	Minimizes mining waste generation by 97%.

In fiscal 2018, we accomplished the following:

   What We Do:

✓  Acquire and recycle millions of tons of scrap metal including     autobodies, rail cars, home appliances, industrial machinery,     manufacturing scrap, and construction and demolition scrap through  our 96 auto and metals recycling facilities

✓  Sell our recycled metal products for reuse by steel mills and other    manufacturers located in 26 countries, including the U.S.

✓  Manufacture finished steel products such as reinforced bar (rebar),   merchant bar, and wire rod at our electric arc furnace mini-mill in   Oregon using recycled scrap metal primarily sourced from our own   metals recycling operations

✓  Sell millions of serviceable used parts from end-of-life vehicles at our   52 retail self-service auto parts stores, providing affordable parts to    customers while saving resources that would be consumed in   producing new parts

Sustainability Report

We recently issued our fifth annual Sustainability Report, which details our environmental, social and governance achievements in fiscal 2017 and 2018. We have enhanced our Sustainability Report to cross-reference against the Global Reporting Initiative (GRI) Index.

Because we highly value the perspective of our stakeholders, we conducted a Sustainability Materiality Assessment in fiscal 2018 to identify key Sustainability-related topics relevant to our people, communities, shareholders, customers, and the environment. Aligned with the findings of this Sustainability Materiality Assessment, our Sustainability Report shares progress across five areas:

1.	Integrity, Ethics, and Compliance;

2.	Safety, Health, and Wellness;

3.	Diversity, Inclusion and Cultural Awareness;

4.	Community Engagement and Partnerships; and

5.	Environmental Performance and Protection.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	9

Proxy Summary

Highlights from the FY2017-FY2018 Sustainability Report include:

Integrity, Ethics, and Compliance: We maintain a robust and effective independent corporate compliance program led by our Chief Compliance  Officer who reports jointly to our CEO and to the Audit Committee of the Board of Directors. Our focus is on promoting our Code of Conduct,  communicating and educating our employees on the importance of making ethical decisions, and fostering an environment where employees feel  free to report concerns. We train 100% of our non-union employees annually on our Code of Conduct. In fiscal 2017, we began including unionized  employees in this training and will have incorporated all employees by the end of fiscal 2019.

Safety, Health, and Wellness: The safety, health, and wellness of our employees are top priorities at Schnitzer, and our safety culture is an  essential component of sustained success. While 76% of our facilities experienced zero lost time due to injuries in fiscal 2018, we are determined  to continually improve our safety performance across all divisions and all facilities. Our Wellness Committee promotes healthy lifestyles and  sponsored a number of events throughout the year such as offering free home smoke detector installation in conjunction with the American Red  Cross Sound the Alarm campaign to ensure that all employees have working fire alarms.

Diversity, Inclusion and Cultural Awareness: With over 3,500 employees, we take pride in our diverse and inclusive workforce. We actively  encourage a culture where everyone is treated with respect, fairness, and equal opportunity to reach their full potential within the organization. In  2017, to build on our progress in this area, we launched a formal Diversity and Inclusion Program and in 2018, appointed a Chief Diversity Officer  reporting directly to our CEO. Also in 2018, we launched our cultural awareness campaign focused on increasing cultural awareness, inspiring  employee engagement, and fostering an environment where open and safe conversations can exist.

Community Engagement and Partnerships: At Schnitzer, we are dedicated to positively impacting the over 100 communities in which we live  and work, and we have a long legacy of volunteerism, partnership, and charitable giving. Our employees lead our local community engagement  efforts through direct involvement in community initiatives and memberships in community organizations, as well as participation in philanthropic  and charity events. Examples of community engagement and partnerships include:

• In April 2018, over 1,300 employees from 80 facilities participated in Earth Day activities from cleanups of local parks and beaches to scrap  drives with local schools.

•   Since 2008, we have been a partner in the Fishing for Energy partnership that has collected over 3.8 million pounds of derelict fishing gear for  recycling and energy conversion.

•   Since 2009, we have supported the Boston Police Department and 15 other local police departments by recycling the metal from more than  8,000 weapons taken off the streets.

•   In fiscal 2018, our Pick-N-Pull stores raised more than $250,000 in donations for local food banks.

•   Our company and our employees contributed over $120,000 in fiscal 2018 to Schnitzer’s charitable foundation, “Recycling For A Better  Tomorrow,” to provide disaster relief funding to aid employees and their families impacted by natural disasters.

Environmental Performance and Protection: We actively promote and support sustainable practices throughout our operations and continue to  show year-over-year improvement in our sustainability key performance indicators which have been externally verified and assured for accuracy.  On a normalized (per-unit) basis in both fiscal years 2017 and 2018, we lowered our carbon emissions, energy consumption, water usage, and  process waste generated. We also diverted more waste from landfills by recycling higher volumes of scrap metal and recovering other materials. In  fiscal 2018, our Sustainability performance included the following:

10	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Summary

Fiscal 2018 Compensation Summary

Our fiscal 2018 compensation program links pay to performance. As a result of this linkage of pay to performance, actual compensation in fiscal 2018 was higher than target levels reflecting alignment with the Company’s strong financial performance as represented by the following:

•

The overall Annual Performance Bonus Program (“APBP”) performance multiple for the CEO was 2.60x and the overall Annual Incentive Compensation Plan (“AICP”) performance multiple for the other NEOs was 1.66x.

•

For fiscal 2018, the annual incentive plans for the CEO and other NEOs included a bonus modifier based on corporate performance measures and target goals that were designed to drive profitable growth and achieve strategic objectives. The targets for the bonus modifier were intended to be “stretch” goals that could not be easily achieved. As a result of our reaching these goals in fiscal 2018, a modifier of 7.5% was applied to and is included in the CEO’s APBP payout multiple and a modifier of 15% was applied to and is included in the other NEOs’ AICP payout multiple, in each case as set forth above.

•	The performance shares that vested for the fiscal 2016-2018 performance period paid out at an aggregate average of 1.48x of target for the CEO and other NEOs.

•	No increase in CEO base salary and increases in base salary for all other NEOs ranged from 3.3% to 5.1%.

Fiscal 2018 Executive Compensation Program At-A-Glance

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 18% Other NEOs: 31%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Incentive CEO: 26% Other NEOs: 27%	To incentivize achievement of operating, financial, and management goals	EPS (50% – 55%) Safety Performance(2) Productivity Improvements Operating Cash Flow Strategic Objectives (CEO) AMR Operating Income and Sales Volumes(3)
Long Term	Restricted Stock Units CEO: 28% Other NEOs: 21%	To focus NEOs on long-term shareholder value creation and promote retention	Absolute share price appreciation
	Performance Share Awards CEO: 28% Other NEOs: 21%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR) (50%) Return on Capital Employed (ROCE) (50%)

(1)	Represents a percentage of total targeted compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Layered Safety Observations (“LSO”).

(3)	See “Components of Compensation—Bonus Modifier” described below.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	11

Proxy Summary

Linking Pay to Performance

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2018 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary, and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.

STI - Short-Term Incentive (performance-based annual cash incentive)

LTIP-RSU - Long-Term Incentive Plan Restricted Stock Units (time-based equity awards)

LTIP-PS - Long-Term Incentive Plan Performance Share (performance-based equity awards)

12	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 19, 2018. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 19, 2018. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

Questions and Answers About These Proxy Materials and Voting

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting to be held on January 29, 2019 or any adjournments thereof. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee, or by obtaining a proxy executed in your favor from the shareholder of record (broker, bank, or nominee).

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials.

Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the three nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement,

and the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, and FOR the ratification of the selection of

PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	13

Questions and Answers About These Proxy Materials and Voting

Who can vote at the Annual Meeting?

Shareholders at the close of business on December 3, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);
•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the broker, bank, or nominee how to vote their shares or, if they want to vote in person, they must obtain a proxy, executed in their favor, from the shareholder of record (broker, bank, or other nominee).

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on December 3, 2018, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker discretionary voting”). Proposal No. 3 with respect to the ratification of the selection of the

Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal if you do not provide your broker with voting instructions. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in person, you will need to obtain a proxy executed in your favor from the shareholder of record.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote using any of the following methods:

•

By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

•

In Person – You may cast your vote in person by attending the Annual Meeting. We will give you a ballot when you arrive. Even if you plan to attend the meeting, we encourage you to vote by Internet, telephone, or mail so your vote will be counted if you later decide not to or cannot attend the meeting. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you desire.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs

14	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Questions and Answers About These Proxy Materials and Voting

associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 28, 2019 for the voting of shares.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director set forth in this proxy statement, “FOR” the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019 (Proposal No. 3) but may not be voted with respect to the election of directors (Proposal No. 1) or the advisory vote related to executive compensation (Proposal No. 2). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board and the Compensation Committee will review the voting results and intend to carefully consider the results when making future decisions regarding executive compensation.

The ratification of the selection of the independent registered public accounting firm (Proposal No. 3) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2) and the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposal Nos. 2 and 3, abstentions will not have any effect on the outcome of the vote.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	15

Questions and Answers About These Proxy Materials and Voting

What is a “broker non-vote” and how does it affect voting on each item?

A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors) and Proposal No. 2 (advisory vote on executive compensation) are considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:

•	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.

•

You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 28, 2019 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•	You may provide a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Schnitzer

Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201, Attention: Corporate Secretary, or hand-deliver it to the Corporate Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting, revoke your proxy, and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

16	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Voting Securities and Principal Shareholders

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was December 3, 2018. At the close of business on December 3, 2018, a total of 27,026,152 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 26,826,152 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 30, 2018 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of our executive officers listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Schnitzer Steel Industries, Inc., 299 SW Clay Street, Suite 350, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

	Common Stock Beneficially Owned
Name of Beneficial Owner or Number of Persons in Group	Number		Percent
The Vanguard Group, Inc.	2,749,343	(1)	10.2%
BlackRock Institutional Trust Company, N.A.	2,736,803	(2)	10.1%
Dimensional Fund Advisors, L.P.	2,265,024	(3)	8.4%
John D. Carter	116,390		*
Wayland R. Hicks	75,744	(4)	*
Rhonda D. Hunter	1,086	(5)	*
David L. Jahnke	33,393	(6)	*
Judith A. Johansen	52,933	(7)	*
William D. Larsson	53,933	(8)	*
Michael W. Sutherlin	21,159	(9)	*
Tamara L. Lundgren	516,867		1.9%
Richard D. Peach	85,920		*
Jeffrey Dyck	61,034		*
Steven G. Heiskell	34,333		*
Michael R. Henderson	42,977		*

All current directors and executive officers as a group (14 persons)	1,117,288		4.1%

*	Less than 1%

(1)	Beneficial ownership as of May 31, 2018 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G/A filed by the shareholder.

(2)	Beneficial ownership as of December 31, 2017 as reported by BlackRock Inc., 55 East 52nd Street, New York, NY 10055 in a Form 13G/A filed by the shareholder.

(3)	Beneficial ownership as of December 31, 2017 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13G/A filed by the shareholder.

(4)

Includes 68,644 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”). See footnote 2 to the Directors Compensation Table on page 29 for additional information.

(5)	Includes 1,086 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(6)	Includes 33,393 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	17

Voting Securities and Principal Shareholders

(7)	Includes 52,933 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(8)	Includes 52,933 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

(9)	Includes 21,159 shares that are issuable to such director pursuant to vested DSUs under the Director DCP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock held by such persons. Executive officers, directors, and greater than 10%

shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required during fiscal 2018, we believe that all required Section 16(a) reports were timely filed for such fiscal year.

Certain Transactions

The Audit Committee charter requires the Audit Committee to review any reportable transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.

One of our executive officers, Michael Henderson, has an immediate family member, Brian Henderson, who is employed by a subsidiary of the Company. The compensation of Brian Henderson was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Michael Henderson does not have a material interest in the employment relationship nor does he share a household with the employee. Brian Henderson received fiscal 2018 compensation of $173,800. There were no other reportable related person transactions during fiscal 2018.

18	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

We are asking shareholders to elect the three individuals nominated by the Board, each of whom is a current director.

The Board currently consists of eight members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2019 annual meeting; the term of Class II directors expires at the 2020 annual meeting; and the term of Class III directors expires at the 2021 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

Action will be taken at the 2019 Annual Meeting to elect three Class I directors to serve until the 2022 annual meeting of shareholders. The nominees for election at the 2019 Annual Meeting are Rhonda D. Hunter, David L. Jahnke and William D. Larsson as Class I directors. The Board has determined that Ms. Hunter and Messrs. Jahnke and Larsson qualify as independent directors under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.

Class I Director Nominees

Rhonda D. Hunter Age: 56 Director Since: 2017	Company Board Committees: • Audit; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:

•  Experience as a senior executive at a commodities-based public company

•  Expertise in inventory and planning, environmental and work systems, finance and accounting, international business, strategic planning, growth management, operational integration, and operations

Ms. Hunter was Senior Vice President, Timberlands, of Weyerhaeuser Company from 2014 until her retirement in January 2018. Ms. Hunter was Vice President, Southern Timberlands, of Weyerhaeuser from 2010 to 2014. Ms. Hunter previously held a number of financial and operational leadership positions within Weyerhaeuser with increasing P&L responsibility. Ms. Hunter joined Weyerhaeuser in 1987 as an accountant. Ms. Hunter holds a Bachelor of Science in Accounting from Henderson State University and has completed executive education at Harvard Business School and Duke University.

David L. Jahnke Age: 65 Director Since: 2013	Company Board Committees: • Audit, Chair; Compensation Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • First Interstate BancSystem, Inc. Member of Executive Committee, Risk Committee and Chair of Audit Committee

•  Public accounting, financial reporting, and internal controls experience

•  Experience in complex financial transactions, international business and executive compensation

•  Public company board and committee leadership experience

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client and was located in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility at KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. He is a director of Swiss Re America Holding Corporation where he serves as Chair of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	19

Proposal No. 1 – Election of Directors

William D. Larsson Age: 73 Director Since: 2006	Company Board Committees: • Nominating and Corporate Governance, Chair; Audit Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Clearwater Paper Corporation, Vice-Chair of Board and Chair of Audit Committee

•  Former public company Chief Financial Officer

•  Experience in general manufacturing, international business, mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration

•  Public company board and committee leadership experience

Mr. Larsson was Senior Vice President and Chief Financial Officer from 2000 until 2009, of Precision Castparts Corp., a leading manufacturer of complex metal components and products principally for the aerospace and power generation industries. He earned a B.S. in Economics and a B.S. in Mathematics from the University of Oregon and an MBA from California State University at Long Beach.

Vote Required to Elect Directors

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named above.

20	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

Continuing Directors

Class II Directors

Wayland R. Hicks Age: 76 Director Since: 2009	Company Board Committees: • Lead Director; Compensation; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • United Rentals, Inc. (1998-2009)

•  Former Chief Executive Officer of public companies

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks also served as a Director of Perdue Farms Inc. from 1991 to 2014. Mr. Hicks holds a B.A. degree in Economics from Indiana University.

Judith A. Johansen Age: 60 Director Since: 2006	Company Board Committees: • Compensation, Chair; Nominating and Corporate Governance Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • IDACORP and Idaho Power Company, Member of Compensation and Corporate Governance & Nominating Committees

•  Former Chief Executive Officer of a public company

•  Expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis

•  Public company board and committee experience

Ms. Johansen served as President of Marylhurst University in Lake Oswego, Oregon, a position she held from July 2008 to September 1, 2013. From December 2001 through March 2006, Ms. Johansen was President and Chief Executive Officer of PacifiCorp, an electric utility, and was their Executive Vice President of Regulation and External Affairs from December 2000 to December 2001. She was

Administrator and Chief Executive Officer of the Bonneville Power Administrator, a regional Federal power marketing agency, from 1998 to 2000. Ms. Johansen earned her B.A. in Political Science from Colorado State University and her J.D. from Northwestern School of Law at Lewis & Clark College.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	21

Proposal No. 1 – Election of Directors

Tamara L. Lundgren Age: 61 Director Since: 2008	Company Board Committees: • None (Ms. Lundgren is the Company’s CEO) Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Ryder System, Inc., Member of Audit and Corporate Governance & Nominating Committees

•  Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking

•  Public company board and committee experience

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer, and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001,

Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan Lovells (formerly Hogan & Hartson, LLP) in Washington, D.C. Ms. Lundgren also currently serves as a Director of the Federal Reserve Bank of San Francisco. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

Class III Directors

John D. Carter Age: 72 Director Since: 2005	Company Board Committees: • Board Chairman Qualifications and Skills to Serve as a Director:

Other Public Company

Directorships:

•  Northwest Natural Gas Company, Member of Governance and Finance Committee and Chair of Audit Committee

•  FLIR Systems, Inc., Chair of Corporate Governance Committee

•  Former Chief Executive Officer of Schnitzer Steel Industries, Inc.

•  Extensive international business experience

•  Expertise in strategic planning and analysis, mergers and acquisitions, operations, environmental affairs, and government relations

•  Public company board and committee leadership experience

Mr. Carter has been Chairman of the Board since December 2008 and was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, while also owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including as Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a graduate of Stanford University and Harvard Law School.

22	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

Michael W. Sutherlin Age: 72 Director Since: 2015	Company Board Committees: • Compensation; Audit Qualifications and Skills to Serve as a Director:	Other Public Company Directorships: • Peabody Energy Corporation, Member of the Compensation Committee and Chair of the Nominating Committee

•  Experience as public company Chief Executive Officer and public company Board Chairman

•  Manufacturing and mining sector experience

•  Core operations, executive leadership, international business, and executive compensation experience

Mr. Sutherlin served as President and Chief Executive Officer and Director of Joy Global, Inc., a manufacturer and servicer of mining equipment for the extraction of coal and other minerals and ores, from 2006 until 2013. He was Executive Vice President, President and Chief Operating Officer of Joy Mining Machinery from 2003 to 2006. Prior to that time,

Mr. Sutherlin held positions of increasing responsibility for Varco International, Inc., including President and Chief Operating Officer and Division President. Mr. Sutherlin holds a Bachelor of Business Administration from the Texas Tech University and an MBA from the University of Texas at Austin.

Corporate Governance

The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and also through other communications with management.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually and the chairs of, and director membership on, committees are periodically rotated based on the skills, desires, and experiences of the members of the Board.

Director Independence

The Board of Directors has determined that Wayland R. Hicks, Rhonda D. Hunter, David L. Jahnke, Judith A. Johansen, William D. Larsson, and Michael W. Sutherlin are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules, and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Wayland R. Hicks		●	●
Rhonda D. Hunter	●		●
David L. Jahnke	C	●
Judith A. Johansen		C	●
William D. Larsson	●		C
Michael W. Sutherlin	●	●

● = Member            C = Chair

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	23

Proposal No. 1 – Election of Directors

During fiscal 2018, the Board of Directors held four meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the N&CG Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders. All directors then serving attended the 2018 annual meeting.

Board Leadership

The current Board leadership structure separates the role of Chairman and CEO. These roles have been separate since May 2005, and the Board and the N&CG Committee have determined that the current structure continues to be appropriate as it enables the CEO to focus on the complexities and challenges of the role as our chief executive officer while enabling the Chairman to provide leadership at the Board level. This leadership structure also enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight.”

The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances. The Board also has a lead director, who is an independent director. Under our Corporate Governance Guidelines, the lead director role is periodically rotated among the independent directors. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman and the CEO; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The lead director generally attends all meetings of the Board’s committees.

Board Committees and Responsibilities

Audit Committee

Chair: David L. Jahnke

Additional Members: Rhonda D. Hunter, William D. Larsson, and Michael W. Sutherlin

Meetings Held in 2018: Eight

Independence: Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

Audit Committee Financial Literacy and Expertise: Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, all transactions of the Company with related persons (see “Certain Transactions”).

Compensation Committee

Chair: Judith A. Johansen

Additional Members: Wayland R. Hicks, David L. Jahnke, and Michael W. Sutherlin

Meetings Held in 2018: Six

Independence: Our Board has determined that each member of the Compensation Committee meets the additional independence standards for Compensation Committee members under the NASDAQ rules and qualifies as a non-employee and outside director under Rule 16b-3 under the Securities Exchange Act of 1934 and under section 162(m) of the Internal Revenue Code, respectively.

24	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

Compensation Committee Interlocks and Insider Participation: No members of the Compensation Committee who served during 2018 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a compensation committee interlock.

The Compensation Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements determining the compensation of the other executive officers; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Chairman, Lead Director, and committee chairs; and overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Compensation Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

Nominating and Corporate Governance (“N&CG”) Committee

Chair: William D. Larsson

Additional Members: Wayland R. Hicks, Rhonda D. Hunter, and Judith A. Johansen

Meetings Held in 2018: Four

Independence: Our Board has determined that each member of the N&CG Committee is independent under applicable SEC regulations and NASDAQ rules.

The N&CG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be (i) nominated for election as directors by the shareholders or (ii) elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; developing and maintaining director education opportunities; and monitoring compliance with the corporate governance guidelines adopted by the Board.

Assessment of Director Qualifications

The N&CG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our Corporate Governance Guidelines and considers the following factors:

•	Qualification as an “independent director”

•	Character, integrity, sound business judgment, and diversity of viewpoints and experience

•	Accomplishments

•	Reputation in the business community

•	Knowledge of our industry or other relevant industries

•	Financial expertise or other specific skills

•	Inquisitive and objective perspective

•	Commitment and availability to conduct Board responsibilities

In considering the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	25

Proposal No. 1 – Election of Directors

Diversity

The N&CG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, N&CG Committee and the Board place particular emphasis on diversity. Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

Valued Expertise, Skills and Experience CEO / President 63% of Directors CFO / Finance 75% of Directors Public Board 88% of Directors International Business 100% of Directors Executive Compensation 88% of Directors Commodities 88% of Directors Strategic Analysis / Planning 100% of Directors Merger & Acquisition 100% of Directors Growth Management & Organizational Integration 88% of Directors Steel / Scrap Industry 50% of Directors Automotive / Auto Parts Industry 38% of Directors Environmental / Sustainability 63% of Directors Business Development 100% of Directors Change Management 100% of Directors Risk Management 100% of Directors Industrial Operational / COO 63% of Directors Information Technology 50% of Directors Governmental Relations / Advocacy / Community Relationships 63% of Directors Procurement, Freight and Logistics 63% of Directors Legal 38% of Directors Investor / Media Relations 100% of Directors Human Resources 75% of Directors

Board Self-Assessments

The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents, and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the N&CG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter, and

26	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

reports the results and any recommendations to the Board. The N&CG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The N&CG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.

Director Nominations

The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to Schnitzer Steel Industries, Inc., Attn: Chair of the Nominating & Corporate Governance Committee, c/o Corporate Secretary, 299 SW Clay Street, Suite 350, Portland, Oregon 97201. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration.

The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the

Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Proposal 1—Election of Directors” in this proxy statement.

Director Tenure

We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines, a director is required to submit a written resignation to the Board, to be effective at the end of the director’s then current term, when the director begins his or her 15th year of service on the Board. The Board may accept or reject the tendered resignation after considering the recommendation of the N&CG Committee as to the appropriateness of the director’s continued membership on the Board.

The Board’s Role in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. Our Senior Vice President, Chief Financial Officer & Chief of Corporate Operations reports to our CEO, is responsible for the risk management program, and provides periodic reports to the Board. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees.

The following are the key risk oversight responsibilities of our Board and committees:

•   Full Board: enterprise-wide strategic risks related to our long-term strategies, including capital expenditures and material acquisitions

•   Audit Committee: financial risks (including risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

•   Compensation Committee: risks related to the design of the Company’s compensation programs and arrangements

•   N&CG Committee: risks related to corporate governance practices and leadership succession

Assessment of Compensation Risk

Management and the Compensation Committee conducted an assessment of the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the Compensation Committee, with the assistance of Pearl Meyer, its independent compensation consultant, reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:

•	Balance of corporate and business unit weighting in incentive plans

•	Mix between short-term and long-term incentives

•	Caps on incentives

•	Use of multiple performance measures

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	27

Proposal No. 1 – Election of Directors

•	A portfolio of varied long-term incentives

•	Committee discretion in payment of short-term incentives

•	Use of stock ownership guidelines

•	Anti-hedging and anti-pledging policies and prohibition on derivative transactions for Company stock

In addition, the Compensation Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.

In light of these analyses, the Compensation Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Board Oversight of Management Succession Planning

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our full Board reviews senior management succession and development plans with our CEO. Our CEO presents to the full Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.

Prohibition on Hedging, Pledging and Derivative Trading

Our stock trading policy, applicable to our directors and employees, prohibits hedging, pledging, and derivative trading in our Company’s stock. Specifically, our stock trading policy prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.

Our Commitment to Sustainable Business Practices

As one of our core values, sustainable business practices set the foundation for our longevity and continued success. We view sustainability as integrated into our business, a key component of our long-term strategy, and essential to our future growth and success.

We are one of North America’s largest recyclers of scrap metal, a leading provider of used and recycled auto parts, and a manufacturer of finished steel products from recycled metal. The very essence of our business model is predicated on recycling - a cornerstone for sustainability. Our automotive and metals recycling facilities process scrap metals for reuse by steel mills globally, and our steel mill produces finished products from recycled metals, conserving natural resources and significantly reducing greenhouse gas emissions.

To increase the transparency of our sustainable business practices with our various stakeholders, we publish an annual Sustainability Report which focuses on:

In November 2018, we released our fifth annual Sustainability Report which covered fiscal 2017 and 2018 and continued to show year-over-year reductions in our carbon emissions, energy consumption, water usage, and process waste generation on a normalized (per-unit) basis. We are committed to operating our business in a safe, efficient, and environmentally responsible manner.

Key Performance Indicators (KPIs) we report on are aligned with internationally recognized standards and have been assured by independent analysis for materiality and accuracy. In order for us to further develop our sustainability strategy and identify levers and approaches to improve our sustainability performance, we appointed a Vice President, Chief Sustainability Officer as a direct report to the CEO in fiscal 2017.

In 2018, for the fourth year in a row, Schnitzer was named a World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. We also, again, earned the Ethics Inside© Certification and Anti-Bribery Program Verification, endorsements of our Company’s commitment to ethical business practices.

Additional information on our commitment to sustainable business practices is included in the Proxy Summary at page 3.

Please also visit:

http://www.schnitzersteel.com/sustainability_report.aspx to view our latest the Sustainability Report, which presents our KPIs and profiles the best practices we employ to ensure the sustainability of our business and the communities in which we operate.

28	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 1 – Election of Directors

Communication with Directors

Shareholders and other interested parties may communicate with any of the directors, including our lead independent director, by using the following address:

Board of Directors

Schnitzer Steel Industries, Inc.

299 SW Clay Street, Suite 350

Portland, OR 97201

Non-Employee Director Compensation

Our non-employee directors receive cash compensation as well as equity compensation in the form of DSUs for their Board service. Compensation for our non-employee directors is set by the Board at the recommendation of the Compensation Committee.

Guiding Principles

•	Fairly compensate directors for their responsibilities and time commitments.

•	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies of similar size, scope and complexity.

•

Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and setting an expectation pursuant to the Corporate Governance Guidelines that directors acquire and continue to own our common stock with a value equal to five times the director’s annual cash retainer.

•	Provide compensation that is simple and transparent to shareholders.

Review Process

The Compensation Committee, which consists solely of independent directors, periodically assesses the form and amount of non-employee director compensation and recommends changes, if appropriate, to the Board based upon competitive market practices. The Compensation Committee’s independent compensation consultant also supports the Compensation Committee in determining director compensation and designing the related benefit programs. As part of its periodic review, the Compensation Committee conducts extensive benchmarking by reviewing director compensation data for the executive compensation peer group described in “Competitive Market Overview” on page 38.

Annual Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2018 (unless otherwise noted in the footnotes to the table).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
David J. Anderson(4)	29,361	—	—		—	29,361
John D. Carter	300,000	—	—	(3)	—	300,000
Wayland R. Hicks	105,000	119,993	—		—	224,993
Rhonda D. Hunter	65,421	119,993	—		—	185,414
David L. Jahnke	92,547	119,993	—		—	212,540
Judith A. Johansen	92,547	119,993	—		—	212,540
William D. Larsson	85,805	119,993	—		—	205,798
Michael W. Sutherlin	75,805	119,993	—		—	195,798

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	29

Proposal No. 1 – Election of Directors

(1)	Fees earned includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 30, 2018, the date of the Company’s 2018 annual meeting, each director then in office other than Mr. Carter and Ms. Lundgren was granted DSUs for 3,458 shares. The grant date fair value of this DSU grant to each director was $119,993 (or $34.70 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 28, 2019 (the day before the 2019 Annual Meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs subsequent to the grant date. The Company will issue Class A common stock to a director for the vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2018, all non-employee directors, excluding Mr. Carter, held 3,458 shares of unvested DSUs.

(3)

Represents a decrease of $21,067 in the actuarial present value of Mr. Carter’s accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2018, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $404,130. During fiscal 2018, Mr. Carter received distributions of $26,141 under the Supplemental Executive Retirement Bonus Plan and distributions of $9,071 under the Pension Retirement Plan.

(4)	Mr. Anderson ceased to be a director on January 30, 2018, the date of the Company’s 2018 annual meeting.

The annual fee for non-employee directors is $80,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $18,000 and for the Chair of the N&CG Committee is $10,000. The Lead Director and Committee Chairs receive additional compensation due to the increased workload and additional responsibilities associated with these positions.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above). At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date.

Pursuant to the Corporate Governance Guidelines, directors are expected to make significant progress annually toward accumulating, within five years of becoming a director, common shares of the Company with a value equal to five times the director’s annual cash retainer.

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. The cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement

(or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Mr. Carter served as the Company’s CEO from May 2005 until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board, which agreement has been further amended. Under the current agreement, Mr. Carter receives an annual fee of $300,000, payable quarterly in arrears, for service as non-employee Chairman, is ineligible for other compensation paid to non-employee directors, and receives continuation of health insurance benefits. The agreement with Mr. Carter currently continues the term of his service as Chairman through the date of the Company’s annual meeting of shareholders in 2021.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

30	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2018 disclosed in the tables under the “Compensation of Executive Officers” section of this proxy statement. The NEOs for fiscal 2018 are listed below.

Name	Title
Tamara L. Lundgren	President and Chief Executive Officer (“CEO”)
Richard D. Peach	Senior Vice President, Chief Financial Officer and Chief of Corporate Operations (“CFO”)
Michael R. Henderson	Senior Vice President and Co-President, Auto and Metals Recycling and Cascade Steel and Scrap
Steven G. Heiskell	Senior Vice President and Co-President, Auto and Metals Recycling
Jeffrey Dyck	Senior Vice President and Co-President, Cascade Steel and Scrap

Consideration of 2018 Say-on-Pay Vote and Shareholder Outreach

The Compensation Committee seeks to align the Company’s executive compensation program with the interests of the Company’s shareholders. On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). At our 2018 annual meeting, approximately 65% of the votes cast were in favor of the advisory resolution to approve our executive compensation program. This level of support was a significant decline from the 2017 and 2016 Say-on-Pay votes, when 96% of the votes cast were in favor of this proposal in each year.

In order to gain a better understanding of any shareholder concerns and to identify areas for improvement within our executive compensation programs, we began a process four years ago to pro-actively reach out to our investors. Since 2015, we have had discussions, either by phone or in person, with shareholders representing more than half of our outstanding shares. These discussions have involved both the Chair of the Compensation Committee and either the Chairman of the Board of Directors or our Lead Independent Director.

During 2018, we pro-actively reached out to investors holding approximately two-thirds of our outstanding shares, and had discussions with investors holding nearly 15% of outstanding shares. Prior to our 2018 annual meeting, the proxy advisory firm, Institutional Shareholder Services (“ISS”), issued a negative vote recommendation in connection with our Say-on-Pay proposal. As a basis for its recommendation, ISS cited that while the Company had not materially extended nor amended the CEO’s change-in-control agreement, the Company should have removed the legacy excise tax gross-up provision from the change-in-control agreement when the Company amended the CEO’s employment agreement in connection with a $100,000 increase in base salary in July 2017. This 10% salary increase was the first increase in the CEO’s base salary in over six years, reflecting the adverse market conditions during that period. Because the CEO’s employment agreement provides for annual review and periodic increase of the CEO’s base salary, the Company did not consider this to be a material amendment. While none of the investors we had discussions with in 2018 indicated that the excise tax gross-up issue resulted in a vote against our Say-on-Pay proposal, we are mindful of the ISS position and are committed to the Company’s policy in place since 2008 that such excise tax gross-up provisions will not be included in any new or modified change-in-control agreements going forward.

Continuing a trend that began two years ago, this year there was a limited number of investors requesting a meeting which we attribute primarily to the Company’s continued strong performance and satisfaction with the changes made in response to the shareholder input received in recent years, including the significant changes made to our executive compensation program beginning in fiscal 2016 and the improved readability and transparency of our proxy statement beginning with the proxy for fiscal 2015.

Discussions with investors and shareholder Say-on-Pay voting are key drivers in our compensation design to continue alignment between our compensation programs and the interests of shareholders.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	31

Compensation Discussion and Analysis

Summary of Actions Taken in Response to Shareholder Feedback

The Company values investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. Shareholder feedback has influenced a number of changes to our executive compensation program in recent years, including:

Actions taken in 2016 and 2017:
✓

We revamped the proxy statement to provide greater clarity regarding our compensation philosophy, the link between short-term and long-term pay and value creation, and how the compensation plans fit within the Company’s long-term strategy.

✓	We revised our compensation peer group to better reflect companies with similar quantitative and qualitative characteristics.
✓

We revised the selection of our performance peer group using a quantitative and qualitative approach similar to that used for selecting the compensation peer group, while also reflecting companies in our industry which are viewed as traditional peers but may not be appropriate (e.g., too large) for purposes of comparing compensation.

✓	The Committee restructured the Company’s long-term performance share plan to use metrics which we believe provide better alignment with the experience of shareholders.
✓	The Committee increased the performance period for performance share awards to three years.
✓	We revised the proxy descriptions to provide a better understanding of the link between productivity and cost reduction initiatives and long-term value creation.
✓	The Committee capped non-income statement metrics in annual incentive plans at 0.5x if adjusted earnings per share are negative.
Actions taken in 2018:
✓

We enhanced the proxy statement disclosure of our long-term incentive performance metrics, including disclosure of why we have chosen specific metrics and their alignment with shareholder interests and disclosure of additional information on how the target levels were determined.

✓	We instituted a clawback policy regarding recovery of incentive compensation.

Based on shareholder feedback and to provide year-to-year consistency and an opportunity to assess the changes made in fiscal 2016 and 2017, the Compensation Committee determined to maintain the basic design of the executive compensation program in fiscal 2018. In addition, the Compensation Committee took the following actions for fiscal 2018:

✓

Replaced cash flow return on investment (CFROI) with ROCE as a financial metric for performance shares granted in fiscal 2018 to better align the Company’s long-term goals with the interests of shareholders

✓	No increase in CEO base salary and increases in base salary for all other NEOs ranged from 3.3% to 5.1%

✓	Correlated our bonus modifier targets with our publicly stated long-term volume and margin growth targets

Shareholder Engagement Cycle

32	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

During 2018, the shareholders with whom we had discussions expressed their support for our Board, governance program, and engagement efforts. In addition, they also commended our responsiveness to shareholder concerns with respect to changes we have made to our executive compensation programs in recent years.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with what our Compensation Committee views as an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;

•	Recruit and retain qualified, high performing executive officers;

•	Motivate high levels of performance; and

•	Be competitive in the market for talent.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. When performance is above target over the long term, we believe the program will reward executives above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Initiatives: Delivering Operational and Economic Benefits to Increase Long-Term Shareholder Value
Initiative	Fiscal 2018 Results
Increase volumes

•  Delivered higher ferrous and nonferrous volumes through a combination of expanding supply channels and further diversifying sales, supported by positive market conditions

•  Ferrous volume target of 4.3 million tons achieved in fiscal 2018, one year ahead of the initial fiscal 2019 target

Expand operating margins

•  AMR expanded operating margins through ferrous and nonferrous volume growth and the benefits from a continued focus on productivity and commercial initiatives, supported by positive market conditions

•  CSS significantly expanded its operating margins as a result of benefits from productivity improvements and higher steel prices

Generate operating cash flow

•  Generated $160 million in operating cash flow through increased profitability and working capital management, enabling us to continue to invest in the Company, reduce debt by 26%, and return capital to our shareholders through our quarterly dividend and share repurchases

Optimize operating platform

•  Continued to increase the efficiency of our processes in order to produce a quality product for customers on a cost-effective basis and to recover higher nonferrous volumes from the shredding process; and invested in additional processing technologies to increase throughput, lower processing costs, increase recovery rates, and create products with the metallic content sought by customers

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	33

Compensation Discussion and Analysis

Summary of our Executive Compensation Program

Set forth below is a summary of our executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices

•	We link our executive compensation to our performance

–	More than 80% of the target compensation for the CEO and approximately 70% of the target compensation for the NEOs other than the CEO are “at-risk.”

–

We select metrics in our short-term annual incentive plans that are expected to drive long-term shareholder value, and metrics in our long-term incentive plan that are intended to reflect creation of shareholder value.

–

For the CEO, the fiscal 2018 Annual Performance Bonus Program (“APBP”) metrics were linked to earnings per share (“EPS”), safety performance, productivity improvements, operating cash flow, and strategic objectives.

–	For NEOs other than the CEO, the fiscal 2018 Annual Incentive Compensation Plan (“AICP”) metrics were linked to EPS, safety performance, productivity improvements, and operating cash flow.

–

For NEOs, including the CEO, the non-income statement metrics (i.e., safety performance, productivity improvements, and operating cash flow) were capped in fiscal 2018 at 0.5x in the event adjusted earnings per share were negative.

–

50% of the long-term equity awards are performance share awards that vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2018, the metrics are based 50% on relative TSR and 50% on ROCE.

–

50% of the long-term equity awards are time-vested RSUs which vest ratably over a five-year time period, are intended to incentivize executives to create shareholder value through stock price appreciation, and provide a retention incentive.

 – For fiscal 2018, the annual incentive plans for the CEO and other NEOs included a bonus modifier based on corporate performance measures and target goals that were designed to drive profitable growth and achieve strategic objectives. The targets for the bonus modifier were intended to be “stretch” goals that could not be easily achieved.

–	Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

•	Peer group appropriateness

–

Beginning with fiscal 2016, the process for selecting the Company’s compensation peer group was changed to identify a mix of companies which the Committee believes provides a more comparable aggregate benchmark. Quantitative and qualitative criteria were applied to better reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets.

–	Our benchmarking compensation peer group includes 13 companies that the Committee believes reflect appropriate industry, size, geographic scope, and market dynamics.

•	No reloading, re-pricing, or backdating of stock options

•	Stock ownership and retention requirements

–	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 51.

–	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

•	Double-trigger for cash severance payments and benefits in change-in-control agreements

–

Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason is required to trigger cash severance payments and benefits.

–	No excise tax gross-ups in any new or modified change-in-control agreements going forward.

•	Risk mitigation measures

–	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.

34	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

–	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation.

–	Annual incentive plans have been modified to cap or limit payments when earnings results fall below threshold levels.

•	Minimal perquisites

–	Perquisites totaled less than $70,000 in fiscal 2018 for the CEO and less than $11,000 for each other NEO.
•	Independent compensation consultant

–	The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.

•	Clawback policy to recapture incentive awards

–

We have adopted a clawback policy with respect to incentive awards that requires that such awards be repaid to the Company in the event of certain acts of fraud or misconduct that result in the material restatement of the Company’s financial results.

Fiscal 2018 Business Performance

In fiscal 2018, we delivered our strongest financial results in the past seven years with both divisions producing strong results. We almost tripled our consolidated operating income on a year-over-year basis. We also generated 19% higher total ferrous volumes, 9% higher total nonferrous volumes, and 5% higher finished steel volumes year-over-year. Our strong results reflect the benefits from strategic initiatives to grow volumes and expand margins, supported by positive market conditions and a continued focus on productivity.

As shown in the graphs below, we delivered significant improvements in our business performance in fiscal 2018. Our fiscal 2018 reported earnings per share of $5.46, which includes discrete tax benefits of $1.58 per share, represents a substantial increase compared to fiscal 2017 reported earnings per share of $1.60. Our return on capital employed also grew significantly in fiscal 2018. Even excluding discrete tax benefits, we achieved a return on capital employed of over 15%, demonstrating the successful execution of our growth and capital investment strategy.

In our Auto and Metals Recycling business, we exported our ferrous and nonferrous products to 25 countries, demonstrating the flexibility of our operating platform. In our Cascade Steel and Scrap business, operating income increased more than six times year-over-year, and we continued our multi-year strategy to enhance product quality, increase productivity, and invest capital to enhance our operations.

Our strong operating income performance in fiscal 2018 enabled us to deliver operating cash flow of $160 million and reduce our debt by 26% while continuing to invest in our Company and return capital to our shareholders through our quarterly dividend payments of $21 million and share repurchases of $17 million or almost 2% of total outstanding shares.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	35

Compensation Discussion and Analysis

In addition to the significant improvements in operating performance as shown in the charts above, the following is a summary of our fiscal 2018 accomplishments. Additional detail can be found in our Annual Report on Form 10-K.

Fiscal 2018 Accomplishments
Strongest operating performance since 2011
• Reported earnings per share of $5.46, which includes discrete tax benefits of $1.58 per share, represents a substantial increase compared to fiscal 2017 reported earnings per share of $1.60
Expanded operating margins

• AMR expanded operating margins through ferrous and nonferrous volume growth and the benefits from a continued focus on productivity and commercial initiatives, supported by positive market conditions

• CSS significantly expanded its operating margins as a result of benefits from productivity improvements and higher steel prices

Volume growth
• Achieved 19% higher total ferrous volumes and 9% higher total nonferrous volumes through a combination of expanding supply channels, further diversifying sales, and improved market conditions
Continued to strengthen operating platform and improve productivity
• Increased sales volumes by building on the agility and flexibility of our sales distribution platform, our strong customer relationships, and the quality of our products
Generated $160 million of operating cash flow
• Reduced debt by 26% to its lowest level in the past eight years
• Returned capital to shareholders through dividend payments of $21 million and share repurchases of $17 million or almost 2% of total outstanding shares

Our fiscal 2018 compensation program links pay to performance. As a result of this linkage of pay to performance, actual compensation in fiscal 2018 was higher than target levels reflecting alignment with the Company’s strong financial performance as represented by the following:

•	The overall APBP performance multiple for the CEO was 2.60x and the overall AICP performance multiple for the other NEOs was 1.66x.

•	For fiscal 2018, the annual incentive plans for the CEO and other NEOs included a bonus modifier based on performance measures and target goals that were designed to drive profitable growth and achieve strategic objectives. As a result of our reaching these goals in fiscal 2018, a modifier of 7.5% was applied to and is included in the CEO’s APBP payout multiple and a modifier of 15% was applied to and is included in the other NEOs’ AICP payout multiple, in each case as set forth above.

•	The performance shares that vested for the fiscal 2016-2018 performance period paid out at an aggregate average of 1.48x of target for the CEO and other NEOs.

•	No increase in CEO base salary and increases in base salary for all other NEOs ranged from 3.3% to 5.1%.

36	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

The Executive Compensation Process

Role of the Compensation Committee. The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and

•	Administering and granting stock options, performance shares, RSUs, and other awards under our 1993 Amended and Restated Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee comprises four directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, applicable SEC and NASDAQ rules, and IRS regulations. Currently, the members of the Committee are Judith A. Johansen, Chair, Wayland R. Hicks, David L. Jahnke, and Michael W. Sutherlin. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation-committee-charter-jul-2016.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant. In fiscal 2018, the Committee held six meetings.

Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2018. In fiscal 2018, Pearl Meyer performed, among others, the following services for the Committee:

•	Attended Committee meetings by telephone and in person as requested by the Committee and participated in executive sessions without management present; and

•

Provided input and participated in discussions related to CEO annual and long-term incentive plan goal design and metrics and other NEO annual and long-term incentive plan design and metrics for fiscal 2018.

The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2018.

Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s Long-Term Incentive Plan (“LTIP”) and to provide advice to management regarding the CEO pay ratio calculation.

CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.

Performance Objectives. The Committee approved performance objectives for fiscal 2018 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board. Short-term management objectives, such as productivity improvements, are designed to achieve specific goals that are expected to drive long-term shareholder value.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	37

Compensation Discussion and Analysis

Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors is needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.

Setting Performance Goals Develop Plan Design & Metrics Align Metrics with Company Goals Tie to strategic plan and to creation of long-term shareholder value Select short-term metrics that are key to achievement of longer-term goals Link long-term metrics to increased shareholder value over performance period Avoid duplication Develop Targets Link Pay and Performance Provide appropriate incentives and stretch goals without excessive risk-taking Review operating plans and forecasts Compare prior year metrics and results Consider peer, market and other external data Apply Rigor Test and Review Stress test targets Assess appropriate degree of difficulty Consider competitive landscape, market conditions, and realistic scenarios Review and iterate

Competitive Market Overview. While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in order to recruit and retain talented executives, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.

There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in auto and metals recycling and in steel manufacturing, as well as companies in the closely-related mining and raw materials businesses, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both the Company’s and the Committee’s compensation consultants, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.

Based on the feedback we received from our shareholder outreach following the 2015 annual meeting, the Committee elected to adjust its peer group for fiscal 2016 to reflect current market capitalization and revenue parameters and to expand the qualitative assessment of potential compensation peers to focus on position in the value chain and exposure to international markets. For example, a company that manufactures or whose products are used to make high-value end-products would be less comparable to our business which buys, processes, and sells raw materials and produces intermediate-level products. As a result of our analysis, the

38	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

Committee made significant changes to our compensation peer group for fiscal 2016 to include a broader array of companies from similar industries, including steel manufacturing, metals recycling, coal and consumable fuels, diversified metals and mining, and aluminum, while still maintaining similar size market cap and revenue demographics. There were no changes to the compensation peer group in fiscal 2018 from fiscal 2017.

The Committee has established a separate performance peer group for purposes of the TSR metric in our fiscal 2018 three-

year performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers, who for reasons of size may not be appropriate for purposes of comparing compensation. There were no changes to the performance peer group in fiscal 2018 from fiscal 2017. The following table shows the companies in the compensation and performance peer groups used in fiscal 2018:

	Market Capitalization (in $ millions)(1)	Annual Revenue (in $ millions)(1)	Fiscal 2018 Compensation Peer Group	Fiscal 2018 Performance Peer Group
A.K. Steel Holding Corp.	1,401	6,395	X	X
Allegheny Technologies Inc.	3,397	3,768	X	X
Century Aluminum Co.	1,106	1,759	X	X
Cleveland-Cliffs Inc.	2,994	2,253	X	X
Cloud Peak Energy Inc.	179	885	X
Coeur Mining, Inc.	1,063	663	X	X
Commercial Metals Co.	2,528	4,460	X	X
Gerdau S.A.	25,679	12,020		X
Ferroglobe PLC	1,424	2,064		X
Harsco Corporation	2,284	1,680	X	X
Hecla Mining Co.	1,355	588	X	X
Minerals Technologies Inc.	2,371	1,753	X	X
Nucor Corporation	19,771	22,292		X
Sims Metal Management Ltd.	2,546	4,905	X	X
Steel Dynamics Inc.	10,737	10,474		X
SunCoke Energy Inc.	722	1,416	X	X
United States Steel Corporation	5,260	13,139		X
Westmoreland Coal Co.(2)	3	1,294	X

(1)	Market capitalization data is as of August 31, 2018 and annual revenue data is as of the last 12 months ended August 31, 2018.

(2)	As a result of bankruptcy filings, this company was removed from the compensation peer group for fiscal 2019.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	39

Compensation Discussion and Analysis

Elements of Compensation

Our executive compensation program consists of the items described below.

	Program(1)	Purpose	Relevant Performance Metrics
Annual	Base Salary CEO: 18% Other NEOs: 31%	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO: 26%	To incentivize CEO achievement of annual operating, financial, and management goals	EPS (50%) Safety Performance(2) (10%) Productivity Improvements (10%) Operating Cash Flow (10%) Strategic Objectives (20%) AMR Operating Income and Sales Volumes(3)
	Annual Incentive Compensation Plan (AICP) for other NEOs: 27%	To incentivize achievement of annual operating, financial, and management goals	EPS (55%) Safety Performance(2) (15%) Productivity Improvements (15%) Operating Cash Flow (15%) AMR Operating Income and Sales Volumes(3)
Long Term	Restricted Stock Units CEO: 28% Other NEOs: 21%	To focus NEOs on long-term shareholder value creation and promote retention	Absolute share price appreciation
	Performance Share Awards CEO: 28% Other NEOs: 21%	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Relative Total Shareholder Return (TSR)(50%) Return on Capital Employed (ROCE) (50%)

(1)	Represents a percentage of total compensation.

(2)	Lost Time Incident Rate (“LTIR”); Total Case Incident Rate (“TCIR”); and Layered Safety Observations (“LSO”).

(3)	See “Components of Compensation–Bonus Modifier” described below.

For performance shares awarded in fiscal 2018, the performance period is three years and the following metrics are utilized:

•	Relative TSR against a peer group of companies with similar financial and operational characteristics (50% weighting); and

•	ROCE against specific targets over the three-year performance period (50% weighting).

Working with its independent compensation consultant, the Committee determined that TSR provides better alignment with the experience of shareholders and that ROCE, which measures how effectively we employ our capital over time, promotes efficient use of capital and long-term growth to create sustainable value for our shareholders.

The Committee believes that our compensation programs provide an appropriate balance between:

•	fixed and at-risk pay; and

•	short-term and long-term incentives.

While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

40	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2018 target total direct compensation of our CEO and of our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and grant date fair value of the equity awards that, in aggregate, comprised the fiscal 2018 actual total direct compensation of our CEO and our other NEOs.

Chief Executive Officer – Total Direct Compensation – Fiscal 2018

Named Executive Officers other than CEO – Total Direct Compensation – Fiscal 2018

Components of Compensation

Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are established on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.

The CEO’s base salary was unchanged in fiscal 2018. Effective November 2017, the Committee approved salary adjustments for the other NEOs ranging from 3.3% to 5.1%.

Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s target bonus percentage is specified under her employment agreement (see “Employment Agreements”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Bonus Modifier. For fiscal 2018, the Committee determined that the annual incentive plans for the CEO and other NEOs include a bonus modifier based on corporate performance measures and target goals that were designed to drive profitable growth and achieve strategic objectives. The modifier was focused on incentivizing superior achievement of the AMR long-term volume and operating income per ferrous ton growth targets identified and announced in April 2017. No application of a modifier would occur if the AMR operating income target was below target (1.0x) for the fiscal year.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	41

Compensation Discussion and Analysis

For the CEO, if achieved, a maximum bonus modifier of up to 15% would be applied to each of the two components of the APBP payout, provided that application of the modifier did not change the maximum bonus under each component. Because the financial performance component of the APBP had been achieved at the maximum 3x payout in fiscal 2018, the bonus modifier was not applied to that component. For the other NEOs, if achieved, a maximum bonus modifier of up to 15% would be applied to each NEO’s total AICP payout.

Payout under the bonus modifier was based on the achievement of the specific volume and operating income targets as determined by the Committee and described below.

Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprise 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus percentage and maximum bonus percentage have remained unchanged since May 2011.

For the first part of the CEO’s annual bonus program which is based on Company financial performance, and similar to fiscal 2017, the Committee established Adjusted EPS as the sole metric for the financial performance component of the CEO’s fiscal 2018 annual bonus program.

The second part of the CEO’s annual bonus program is based on the achievement of management objectives established by the Committee. As part of its annual process, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment.

The Committee established four management objectives for fiscal 2018:

•	Improvement in our workplace safety as measured by OSHA safety metrics and a key leading indicator, reflecting our ongoing, multi-year focus in this area.

•	Improvement in productivity and operating costs in connection with our strategy to increase productivity, reduce costs, and drive synergies associated with the integration of CSS.

•	Achieving operating cash flow targets as a reflection of improved profitability and working capital management.

•

Executing certain strategic objectives, including optimizing the Company’s operating platform, efficient use of capital, enhancing organizational structure and management development, volume growth, and increasing operating margins. The Committee determined that these represent important strategic objectives for our business platform, and the focus on these metrics in the CEO’s fiscal 2018 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO and on quantitative factors with respect to the metrics relating to volume growth, operating margin, and capital.

The Committee chose these management objectives since they considered achievement of such goals as critical to both the immediate and long-term profitability of the Company. In particular, they assigned a weighting of 40% of the management objectives component of the CEO’s annual bonus performance program (overall APBP weighting of 20%) to the strategic objectives because they viewed achievement of those objectives as not only benefiting fiscal 2018 earnings and cash flow but also as being critical to future Company performance and shareholder value.

For fiscal 2018:

•	Target for Adjusted EPS at $1.90 was set significantly above the fiscal 2017 result of $1.53.

•	For the safety metrics, the performance targets reflected relative improvements in the safety metrics from their respective fiscal 2017 levels.

•	The productivity targets reflected improvements from their respective fiscal 2017 levels.

•	The target for adjusted operating cash flow for fiscal 2018 was based on assumptions regarding improved operating margins and working capital.

•	The bonus modifier was based on superior achievement of the AMR volume and AMR operating income per ferrous ton long-term growth targets identified and announced in April 2017.

•	The non-income statement metrics (i.e., safety performance, productivity improvement, and operating cash flow) were capped at 0.5x in the event adjusted earnings per share were negative.

42	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

The following table shows the fiscal 2018 APBP goals and the results of each goal:

Fiscal 2018 APBP Results

	Financial Performance Goal and Management Objectives
Metric	0.0x	0.25x	1.00x	2.00x	3.00x	Results	Payout Multiple		Weighting	Total
Adjusted EPS(1)	$0	$1.08	$1.90	$2.55	$2.88	$5.64	3.00		50%
Safety:
AMR
TCIR	4.19	3.91	3.56	2.85	2.49	4.00
LSO	25,924	26,572	27,220	28,516	29,165	33,505
LTIR	0.65	0.56	0.47	0.38	0.33	0.97
AMR Average Multiple							0.06
CSS
TCIR	7.79	6.41	5.06	4.05	3.54	5.97
LSO	2,061	2,238	2,415	2,616	2,717	3,389
LTIR	3.08	2.75	2.17	1.71	1.48	1.29
CSS Average Multiple							2.16
Weighted Average Safety multiple(2)							0.48		10%
Productivity Improvements (in millions)	$0	$7.0	$11.4	$16.7	$19.4	$2.6	0.09		10%
Adjusted Operating Cash Flow (in millions)(3)	$0	$73	$100	$122	$132	$164	3.00		10%
Strategic Objectives(4)							3.00		20%
Weighted average payout multiple before bonus modifier										2.46
Bonus Modifier Metrics	0%	3.75%	7.5%	11.25%	15%
AMR Ferrous Sales Volumes (tons, 000s)	3,425	3,464	3,504	3,543	3,582	3,708			7.5%
AMR Operating Income per Ferrous Ton	$32.7	$34.6	$36.4	$38.3	$40.2	$45.9			7.5%
Bonus modifier achievement							15	%(5)
Weighted average payout multiple after bonus modifier										2.60

(1)

Adjusted EPS for fiscal 2018 was defined as the Company’s reported diluted earnings per share for fiscal 2018 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in fiscal 2018 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2018 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource damage claims (“Environmental Accruals”); the fines, penalties, fees, costs and expenses incurred in fiscal 2018 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2018 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2018 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) in fiscal 2018 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value (“NRV Charges”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).

(2)	Weighted average safety multiple weighted 80% AMR, and 20% CSS.

(3)

Adjusted operating cash flow for fiscal 2018 was defined as the Company’s net cash provided by operating activities for fiscal 2018 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the cash impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; and Tax Impacts.

(4)	See “Fiscal 2018 APBP Results” below for a discussion of the strategic objectives metric.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	43

Compensation Discussion and Analysis

(5)

For the CEO, if achieved, a maximum bonus modifier of up to 15% would be applied to each of the two components of the APBP payout, provided that application of the modifier did not change the maximum bonus under each component. Because the financial performance component of the APBP had been achieved at the maximum 3x payout in fiscal 2018, the bonus modifier was not applied to that component, resulting in an overall 7.5% modifier being applied to the CEO’s APBP payout.

Fiscal 2018 APBP Results

•

Strong performance on both the financial and management objectives components driven in large part by the significant increase in adjusted EPS year-over-year and the results in the adjusted operating cash flow and strategic objectives metrics.

•

The achievement of the strategic objectives metric reflected the long-term goals which the CEO has implemented to significantly improve the Company’s operating profit, increase productivity, optimize our platform, and efficiently use our capital. In fiscal 2018, the Company delivered its strongest financial and operating performance in seven years. We also delivered accelerated achievement on our three-year plan for higher volumes and higher operating margins, hitting our fiscal 2019 targets in fiscal 2018, notwithstanding challenging ferrous and nonferrous scrap market dynamics during the fourth quarter. For the full year, AMR achieved operating income per ferrous ton of $46, a level last reached in fiscal 2011 when both volumes and scrap prices were significantly higher than during fiscal 2018. This operating performance demonstrates the operating leverage created in our platform by our focus on productivity improvements and commercial initiatives to increase supply flows. CSS also significantly expanded its operating margins through benefits from productivity improvements and higher steel prices.

•

The success of our strategic objectives are evidenced by our strong operating performance driven by our continued focus on productivity and commercial initiatives, including measures to increase supply flows and nonferrous processing improvements. Our focus on capital efficiency is demonstrated by improved profitability, and operating cash flow. Our strong operating cash flow allowed us to reduce our debt to its lowest level in eight years while also returning capital to our shareholders through our dividend and share repurchases. These strategies reflect our overarching focus on delivering operating and financial performance which supports long-term shareholder value.

•	Total cash annual incentive payment to the CEO for fiscal 2018 under the APBP was $4.3 million. This amount is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other NEOs. Our NEOs, other than the CEO, participate in the AICP.

•	Recognizes overall Company performance, divisional safety performance relevant to the applicable NEO, and contribution to the achievement of performance improvement initiatives.

•	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.

–	Target bonus percentages for fiscal 2018 increased for Messrs. Peach (from 80% to 100%), Henderson (from 80% to 100%), Heiskell (from 70% to 80%) and Dyck (from 65% to 75%).

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.

For fiscal 2018, the Committee established a series of performance targets based on the Company’s Adjusted EPS, safety, productivity improvements, and operating cash flow, which utilized the same adjustments as in the fiscal 2018 APBP. In addition, consistent with the metrics used in the fiscal 2018 APBP, the Committee determined to use adjusted operating cash flow, productivity improvements, and workplace safety as the other operating metrics for the fiscal 2018 AICP to complement the financial AICP metric. Also consistent with the fiscal 2018 APBP, the non-income statement metrics under the fiscal 2018 AICP (i.e., safety performance, productivity improvements, and operating cash flow) were capped at 0.5x in the event adjusted earnings per share were negative. For additional discussion on the target levels set for each of the fiscal 2018 AICP performance goals, see the discussion of that goal under the fiscal 2018 APBP on page 42.

44	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

The following table shows the fiscal 2018 AICP performance goals and the results of each goal:

Fiscal 2018 AICP Performance Goals

	Performance Goals
Metric		0.25x	1.00x	2.00x		Results	Payout Multiple	Weighting	Total
Adjusted EPS		$1.08	$1.90	$2.55		$5.64	2.00	55%
Safety:
AMR
TCIR		3.91	3.56	2.85		4.00
LSO		26,572	27,220	28,516		33,505
LTIR		0.56	0.47	0.38		0.97
AMR Average Multiple							0.00
CSS
TCIR		6.41	5.06	4.05		5.97
LSO		2,238	2,415	2,616		3,389
LTIR		2.75	2.17	1.71		1.29
CSS Average Multiple							1.50
Weighted Average Safety multiple(1)							0.30	15%
Productivity Improvements (in millions)		$7.0	$11.4	$16.7		$2.6	0.00	15%
Adjusted Operating Cash Flow (in millions)		$73	$100	$122		$164	2.00	15%
Weighted average payout multiple before bonus modifier									1.45
Bonus Modifier Metrics	0%	3.75%	7.5%	11.25%	15%
AMR Ferrous Sales Volumes (tons, 000s)	3,425	3,464	3,504	3,543	3,582	3,708		7.5%
AMR Operating Income per Ferrous Ton	$32.7	$34.6	$36.4	$38.3	$40.2	$45.9		7.5%
Bonus modifier achievement							15%
Payout multiple after bonus modifier									1.66

(1)	Weighted average safety multiple weighted 80% AMR, and 20% CSS.

The following table summarizes the overall AICP results and payouts:

Named Executive Officer	Overall Multiple	Payout
Richard D. Peach	1.66	$1,097,005
Michael R. Henderson	1.66	$932,601
Steven G. Heiskell	1.66	$622,204
Jeffrey Dyck	1.66	$582,516

Long-Term Incentive Program. All of our NEOs participate in the LTIP, which consists of two components: RSUs (time-vested awards) and performance shares (performance-based awards). As described below, performance share awards granted in fiscal 2018 had two components: the TSR component and the ROCE component. LTIP award values are split equally between RSUs and performance shares. In determining the 50/50 split between RSUs and performance shares, the Committee considered several factors, including (i) the relatively longer 5-year vesting period of the Company’s RSUs as compared to the typical 3-year vesting schedule for restricted stock and stock options adopted by our peers; (ii) the cyclical nature of our business makes it difficult to assess forward-looking performance; and (iii) stock price volatility within the TSR component of the performance share awards is often driven by market forces beyond our control.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	45

Compensation Discussion and Analysis

The award value for performance shares covering the fiscal 2018-2020 performance period was split equally between the TSR component and the ROCE component, with the number of RSUs and the target number of performance shares under the ROCE component calculated based on the closing market price of our common stock on the determination date and the target number of performance shares under the TSR component calculated based on the fair value per share of the TSR component as determined for accounting purposes.

LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to NEOs are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant guidelines, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels and prior year grant guidelines and an exercise of its discretion, taking into account CEO performance.

Our practice generally has been to determine annual LTIP award levels and make both RSU and performance share awards in November of the fiscal year. RSU awards generally vest over five years, and awards under the performance share component have historically had a three-year performance cycle. We modified this historical practice in fiscal 2012 through fiscal 2015 and used a two-year performance cycle because the Committee determined that continuing market uncertainties made establishing three-year performance targets extremely difficult. In response to the input received through the Company’s shareholder outreach efforts, the Committee returned to the three-year performance cycle for awards made in fiscal 2016 and thereafter.

The LTIP award level approved in fiscal 2018 for the CEO was 318% of her base salary at the time of the award. The grant levels for the other NEOs as a percentage of base salary were 150% for Mr. Peach, 123% for Mr. Henderson, 144% for Mr. Heiskell, and 108% for Mr. Dyck. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive that the Committee believes better meets its compensation and retention objectives. RSU awards under the LTIP are generally made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2018” table.

Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts. This element of executive compensation closely connects NEOs to the Company’s financial and stock performance over the short- and long-term and acts as a retention tool.

Selection of Fiscal 2018-2020 Performance Measures. For performance shares awarded in November 2017, the following metrics were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics; and

•	ROCE against specific targets over the performance period.

We believe TSR is an appropriate measure because it inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of NEO compensation to shareholder value creation. ROCE, which measures how effectively we employ our capital over time, was chosen to promote efficient use of capital and long-term growth to create sustainable value for our shareholders. ROCE balances the cyclical nature of commodity prices and the investments required to support working capital.

In tandem, we believe that these metrics drive the behaviors of our management team in ways that are intended to create the most value for our shareholders.

46	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

TSR, including reinvested dividends, will be calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSR’s from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal years will then be used to determine the overall relative level of TSR performance. The TSR payout level will be based on the percentile rank of our average TSR as compared to the performance peer group, as follows:

Average TSR Percentile Rank	TSR Payout Factor
less than 25%	0.0x
25%	0.5x
50%	1.0x
90% or more	2.0x

The Compensation Committee determined that using an average of the Company’s relative TSR for each year of the three-year performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. The performance share award also contains a “positive TSR” modifier whereby if our TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor. In addition, the performance share award contains an overall cap which provides that the maximum value (including stock price appreciation) of shares payable under the TSR metric at the time of payment is limited to 4.0x the value of the target number of shares under the TSR metric on the date of grant of the performance share award. See “The Executive Compensation Process – Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2018.

The ROCE metric is based on the average of the ROCEs achieved by the Company in each of the three years of the performance period. ROCE for each year is defined as (a) net income, excluding interest expense, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and capital lease obligations. ROCE for each fiscal year will be adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental accruals and expenses; restructuring charges and other exit-related activities; business acquisitions or combinations completed or reviewed in fiscal 2020; changes in accounting principles; charges to reduce the recorded value of any inventory to net realizable value; and the discrete income tax impact of the foregoing adjustments.

The Committee established the ROCE performance targets based on a variety of factors, including our budget for fiscal 2018, recent historical performance, most recent forecasts and expected impacts of growth initiatives, expected returns on capital expenditures and other uses of capital, and the cyclical nature of our business. In light of these circumstances, the Committee believes this three-year target is challenging but achievable. The ROCE payout level will be determined as follows:

Three-Year Average ROCE Performance	ROCE Payout Factor
More than 3% below target	0%
3% below target	50%
At Target	100%
2.40% or more above target	200%

We consider the ROCE targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	47

Compensation Discussion and Analysis

Final performance share awards are calculated as follows:

Summary of Outstanding Performance Awards

Fiscal 2016-2018 Results and Payouts. In recognition of market conditions existing at the time, the Committee determined that for fiscal 2016 it would consider the long-term incentive awards in two stages: a grant in November 2015 at generally 50% of the previous year grant levels and a review at mid-year based on the Company’s financial and operating performance for the remaining 50%. Based on that mid-year review, in April 2016, the Committee determined to grant the second half of fiscal 2016 LTIP awards. For performance shares awarded in November 2015, the performance period was set at three years. When granting the second half of fiscal 2016 performance shares in April 2016, the Committee set the performance period as the remaining 2 1/2 years of the fiscal 2016-2018 period.

For both fiscal 2016 performance share awards, the following metrics were utilized:

•	TSR relative to a peer group of companies with similar financial and operational characteristics (weighted at 50%); and

•	CFROI against specific targets over the performance period (weighted at 50%).

TSR was defined essentially the same as that term was defined in the fiscal 2018-2020 awards described above. The CFROI metric was based on average of the CFROIs achieved by the Company in each of the three years of the performance period. CFROI for each year was defined as (a) net cash provided by operating activities less net capital expenditures, divided by (b) average capital employed which is generally equal to total assets minus total liabilities other than debt and capital lease obligations. CFROI for each fiscal year was adjusted to eliminate the impacts of impairments of goodwill or other assets; certain environmental expenses; restructuring charges and other exit-related activities announced in final six months of fiscal 2018; business acquisitions or combinations completed or reviewed in fiscal 2018; discrete income tax adjustments; and changes in accounting principles.

48	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

The performance goals, results, and associated performance payout for the CFROI metric for the three-year performance period ended August 31, 2018 were as follows:

	CFROI Goals
LTIP Measure	Weight	Threshold	Target	Stretch	Results		Performance Payout
CFROI	50%	3.7%	7.0%	9.0%	9.7	%(1)	200%

(1)	Represents the weighted average of CFROI for fiscal 2016 to 2018. CFROI for fiscal 2016, 2017 and 2018 was 8.8%, 8.5% and 11.7%, respectively.

The performance goals, results, and associated payout factor for the relative TSR metric for the three-year performance period ended August 31, 2018 were as follows:

	Average TSR Percentile Rank
LTIP Measure	Weight	Threshold	Target	Stretch	Results		Payout Factor
Relative TSR	50%	25%	50%	90%	46.8	%(1)	0.94x

(1)	Represents the weighted average of relative TSR for fiscal 2016 to 2018. Relative TSR for fiscal 2016, 2017 and 2018 was 27.8%, 68.8% and 43.9%, respectively.

The performance goals, results, and associated performance payout for the CFROI metric for the 2 1/2-year performance period ended August 31, 2018 were as follows:

	CFROI Goals
LTIP Measure	Weight	Threshold	Target	Stretch	Results		Performance Payout
CFROI	50%	3.7%	7.0%	9.0%	10.2	%(1)	200%

(1)

Represents the weighted average of CFROI for the 2 1/2-year performance period ended August 31, 2018. CFROI for the second half of fiscal 2016 was 8.8% and for fiscal 2017 and 2018 was 8.9% and 12.1%, respectively.

The performance goals, results, and associated payout factor for the relative TSR metric for the 2 1/2-year performance period ended August 31, 2018 were as follows:

	Average TSR Percentile Rank
LTIP Measure	Weight	Threshold	Target	Stretch	Results		Payout Factor
Relative TSR	50%	25%	50%	90%	47.3	%(1)	0.95x

(1)

Represents the weighted average of relative TSR for the 2 1/2-year performance period ended August 31, 2018. Relative TSR for the second half of fiscal 2016 was 11.3% and for fiscal 2017 and 2018 was 68.8% and 43.9%, respectively.

Based on these results, the aggregate average payout multiple for these awards was 1.48x. The number of shares issued to each NEO under these awards following vesting on October 31, 2018 is shown in the “Outstanding Equity Awards at Fiscal 2018 Year-End” table.

A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future

Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2018” table.

Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2018 Year End” for

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	49

Compensation Discussion and Analysis

descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.

Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved a change-in-control severance agreement for Messrs. Peach and Dyck. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Henderson and Heiskell. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits. Certain executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011 and July 2017.

Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2020, provided that on December 1, 2018, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. On December 1, 2018 her employment agreement was automatically extended for an additional one-year period (i.e., through December 1, 2021). Our CEO’s target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011.

In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change-in-Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

The Company has a written policy to address the recoupment of incentive-based compensation, whether paid in cash or in equity, awarded to or earned by an executive officer whose intentional acts, or failure to act, are responsible in whole, or in part, for the material restatement of the Company’s publicly filed financial statements due to fraud or misconduct, including gross negligence. In the event of such a restatement, the Compensation Committee will determine: (i) the time period involved with, and subsequent periods affected by, any such fraud or misconduct, and (ii) the amount of incentive compensation that should be recouped in each case if such fraud or misconduct is determined to have occurred.

50	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation Discussion and Analysis

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Ms. Lundgren, Messrs. Peach and Dyck have each achieved the minimum ownership required, and each of the other NEOs was otherwise in compliance with the policy as of August 31, 2018.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the CEO and certain other NEOs. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), the deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). However, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for the Company’s fiscal 2019 tax year. As a result, compensation paid to our NEOs after fiscal 2018 in excess of

$1 million will generally not be deductible unless it qualifies for transition relief applicable to certain binding contracts in place as of November 2, 2017 and which were not materially modified after that date. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Committee retains the discretion to award compensation that is nondeductible.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	51

Compensation Committee Report

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

Wayland R. Hicks

David L. Jahnke

Michael W. Sutherlin

52	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2016, 2017, and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Tamara L. Lundgren President and Chief Executive Officer	2018	1,104,231	3,499,941	4,290,000	110,184	84,179	9,088,535
	2017	1,014,615	3,499,930	4,025,309	244,373	54,212	8,838,439
	2016	1,000,000	4,299,969	1,519,570	218,051	32,963	7,070,553
Richard D. Peach Senior Vice President, Chief Financial Officer and Chief of Corporate Operations	2018	663,904	959,982	1,097,005	—	24,436	2,745,327
	2017	634,108	959,932	831,823	—	24,213	2,450,076
	2016	618,000	959,935	451,410	—	30,622	2,059,967

Michael R. Henderson Senior Vice President and Co-President, AMR and CSS	2018	564,404	749,947	932,601	—	24,459	2,271,411
	2017	539,365	749,921	702,064	—	25,022	2,016,372
	2016	525,000	749,955	349,669	—	43,981	1,668,605
Steven G. Heiskell Senior Vice President and Co-President, AMR	2018	482,305	749,947	622,204	—	13,403	1,867,859
	2017	460,861	749,921	524,174	—	13,060	1,748,016
	2016	438,462	749,955	259,754	—	12,972	1,461,143
Jeffrey Dyck(5) Senior Vice President and Co-President, CSS	2018	464,135	514,979	582,516	—	23,386	1,585,016
	2016	433,000	514,947	217,160	—	22,053	1,187,160

(1)

Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying shares based on the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the CFROI and ROCE metrics is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2018 would have been: Ms. Lundgren, $5,249,894; Mr. Peach, $1,439,967; Mr. Henderson, $1,124,914; Mr. Heiskell, $1,124,914; and Mr. Dyck, $772,470.

(2)	Non-Equity Incentive Plan Compensation in fiscal 2018 consists of amounts paid under the AICP and the APBP. See “Compensation Discussion and Analysis – Annual Incentive Programs.”

(3)

Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for each of the years presented using the same pension plan measurement date used for financial statement reporting purposes.

(4)

Includes for fiscal 2018, Company matching contributions of $10,800 to the account of each NEO under the 401(k) Plan. Includes for fiscal 2018, amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan to Ms. Lundgren of $58,001. Includes for fiscal 2018, premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,409; Mr. Peach, $3,582; Mr. Henderson, $3,047; Mr. Heiskell, $2,603; and Mr. Dyck, $2,507. Includes for fiscal 2018, automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $9,969; Mr. Peach, $10,054; Mr. Henderson, $10,613; and Mr. Dyck, $10,079.

(5)	Mr. Dyck was not a named executive officer in fiscal 2017.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	53

Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2018

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara L. Lundgren	11/14/2017				32,027	64,054	128,108	65,789	3,499,941
		—	1,650,000	4,950,000
Richard D. Peach	11/14/2017				8,785	17,569	35,138	18,045	959,982
		165,212	660,846	1,321,693
Michael R. Henderson	11/14/2017				6,863	13,725	27,450	14,097	749,947
		140,452	561,808	1,123,615
Steven G. Heiskell	11/14/2017				6,863	13,725	27,450	14,097	749,947
		93,705	374,822	749,643
Jeffrey Dyck	11/14/2017				4,713	9,425	18,850	9,680	514,979
		87,728	350,914	701,827

(1)

All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2018 under the Company’s AICP or the APBP under the CEO’s employment agreement. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentage for Ms. Lundgren under the APBP was 150%. The target bonus percentages for all other NEOs under the AICP increased for fiscal 2018 for Mr. Peach and Mr. Henderson, 80% to 100%; Mr. Heiskell, 70% to 80%; and for Mr. Dyck, 65% to 75%. For Messrs. Peach, Henderson, Heiskell and Dyck, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2018 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

(2)

All amounts reported in these columns represent LTIP performance share awards granted in fiscal 2018 under the Company’s respective LTIP award agreements and the potential incentive plan payable based on performance during fiscal years 2018, 2019 and 2020. See “Compensation Discussion and Analysis – Long Term Incentive Program.”

(3)

Represents RSUs granted in fiscal 2018 under the Company’s SIP. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the ROCE metric is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards under the TSR metric is estimated using a Monte-Carlo simulation model.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2018

We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreements” above for a description of the material terms of her employment agreement.

54	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation of Executive Officers

Outstanding Equity Awards at Fiscal 2018 Year End

The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Tamara L. Lundgren	11,457	(3)	301,892	—		—
	30,448	(4)	802,305	—		—
	31,476	(5)	829,393	—		—
	25,180	(5)	663,493	—		—
	29,724	(6)	783,227	—		—
	37,234	(6)	981,116	—		—
	65,789	(7)	1,733,540	—		—
	—		—	76,634	(8)	2,019,306
	—		—	60,595	(9)	1,596,678
	—		—	58,196	(10)	1,533,465
	—		—	83,657	(11)	2,204,362
	—		—	118,448	(12)	3,121,105
Richard D. Peach	3,143	(3)	82,818	—		—
	8,352	(4)	220,075	—		—
	8,634	(5)	227,506	—		—
	6,906	(5)	181,973	—		—
	8,153	(6)	214,832	—		—
	10,212	(6)	269,086	—		—
	18,045	(7)	475,486	—		—
	—		—	21,018	(8)	553,824
	—		—	16,619	(9)	437,911
	—		—	15,960	(10)	420,546
	—		—	22,944	(11)	604,574
	—		—	32,488	(12)	856,059
Michael R. Henderson	2,046	(3)	53,912	—		—
	6,525	(4)	171,934	—		—
	6,745	(5)	177,731	—		—
	5,396	(5)	142,185	—		—
	6,369	(6)	167,823	—		—
	7,979	(6)	210,247	—		—
	14,097	(7)	371,456	—		—
	—		—	16,420	(8)	432,667
	—		—	12,983	(9)	342,102
	—		—	12,468	(10)	328,532
	—		—	17,925	(11)	472,324
	—		—	25,380	(12)	668,763

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	55

Compensation of Executive Officers

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Steven G. Heiskell	819	(3)	21,581	—		—
	2,176	(4)	57,338	—		—
	6,745	(5)	177,731	—		—
	5,396	(5)	142,185	—		—
	6,369	(6)	167,823	—		—
	7,979	(6)	210,247	—		—
	14,097	(7)	371,456	—		—
	—		—	16,420	(8)	432,667
	—		—	12,983	(9)	342,102
	—		—	12,468	(10)	328,532
	—		—	17,925	(11)	472,324
	—		—	25,380	(12)	668,763
Jeffrey Dyck	1,349	(3)	35,546	—		—
	4,480	(4)	118,048	—		—
	4,632	(5)	122,053	—		—
	3,705	(5)	97,627	—		—
	4,374	(6)	115,255	—		—
	5,479	(6)	144,372	—		—
	9,680	(7)	255,068	—		—
	—		—	11,274	(8)	297,070
	—		—	8,914	(9)	234,884
	—		—	8,562	(10)	225,609
	—		—	12,308	(11)	324,316
	—		—	17,428	(12)	459,228

(1)

Reflects RSUs that vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter except as otherwise described below, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

(2)	Market values of all shares are based on the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2018.

(3)	This RSU fully vested on October 31, 2018.

(4)	This RSU vests as to 50% of the shares on October 31 each year in 2018 and 2019.

(5)	This RSU vests as to 33% of the shares on October 31 each year in 2018, 2019, and 2020.

(6)	This RSU vests as to 25% of the shares on October 31 each year in 2018, 2019, 2020, and 2021.

(7)	This RSU vests as to 20% of the shares on October 31 each year in 2018, 2019, 2020, 2021, and 2022.

(8)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2016 that were subject to performance over the three-year performance period of fiscal 2016 through fiscal 2018. Vesting of these shares was also subject to continued employment until October 31, 2018. Share amounts in the table represent the number issuable based on actual performance through fiscal 2018.

(9)

Reflects LTIP performance shares under awards granted in the third quarter of fiscal 2016 that were subject to performance over the 2 1/2-year performance period of the second half of fiscal 2016 through fiscal 2018. Vesting of these shares was also subject to continued employment until October 31, 2018. Share amounts in the table represent the number issuable based on actual performance through fiscal 2018.

(10)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2017 that are subject to performance over the three-year performance period of fiscal 2017 through fiscal 2019. Vesting of these shares is also subject to continued employment until October 31, 2019. Share amounts in the table represent the number issuable based on actual performance through fiscal 2018 and maximum level of performance in the remainder of the performance period.

(11)

Reflects LTIP performance shares under awards granted in the third quarter of fiscal 2017 that are subject to performance over the 2 1/2-year performance period of the second half of fiscal 2017 through fiscal 2019. Vesting of these shares is also subject to continued employment until October 31, 2019. Share amounts in the table represent the number issuable based on actual performance through fiscal 2018 and maximum level of performance in the remainder of the performance period.

(12)

Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2018 that are subject to performance over the three-year performance period of fiscal 2018 through fiscal 2020. Vesting of these shares is also subject to continued employment until October 31, 2020. Share amounts in the table represent the number issuable based on actual performance through fiscal 2018 and maximum level of performance in the remainder of the performance period.

56	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation of Executive Officers

Stock Vested in Fiscal 2018

The following table sets forth certain information concerning vesting of stock for each NEO during the fiscal year ended August 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	86,384	2,544,009
Richard D. Peach	17,088	503,242
Michael R. Henderson	12,940	381,083
Steven G. Heiskell	9,537	280,865
Jeffrey Dyck	8,829	260,014

(1)	The value realized on vesting is based on the closing market price of the Company’s Class A common stock on the Nasdaq Global Select Market on the vesting date.

Pension Benefits at Fiscal 2018 Year End

The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2018.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	61	Pension Retirement Plan Suppl. Exec. Retirement Bonus Plan	13 13	55,751 1,430,652	— —
Richard D. Peach	55	Pension Retirement Plan	—	—	—
Michael R. Henderson	59	Pension Retirement Plan	—	—	—
Steven G. Heiskell	49	Pension Retirement Plan	—	—	—
Jeffrey Dyck	55	Pension Retirement Plan	—	—	—

(1)

The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2018 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2018 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments one year from the determination date. Actuarial present values were calculated using a discount rate of 3.97% with respect to the Pension Retirement Plan and 3.89% with respect to the SERBP, and the RP-2014 generational mortality tables with mortality improvement scale MP-2017, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2018. See “Compensation Discussion and Analysis – Elements of Compensation – Executive Benefits – Retirement Plans.”

(2)

Ms. Lundgren is eligible to commence benefits under the Supplemental Executive Retirement Bonus Plan once her employment ends. If she had retired on August 31, 2018 and begun receiving benefit payments, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $112,775.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	57

Compensation of Executive Officers

Defined Benefit Retirement Plans

Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $291,856 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and has reached the normal retirement age under the SERBP.

Potential Payments Upon Termination or Change in Control

Potential Payments Upon a Change in Control

The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.

58	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation of Executive Officers

The Company granted LTIP performance shares to the NEOs in fiscal 2016, 2017, and 2018 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange, or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO if a change in control (including a Company sale) had occurred on August 31, 2018 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Tax Gross-up Payment ($)(5)	280G Cut-Back ($)(5)	Total ($)
Tamara L. Lundgren	13,134,879	462,108	6,094,966	9,143,003	9,973,694	—	38,808,650
Richard D. Peach	2,190,619	35,807	1,671,776	2,507,598	—	—	6,405,800
Michael R. Henderson	1,842,667	28,527	1,295,288	1,958,938	—	(43,697)	5,081,723
Steven G. Heiskell	1,430,566	23,601	1,148,361	1,958,938	—	(813,538)	3,747,928
Jeffrey Dyck	1,316,374	24,981	887,969	1,345,142	—	—	3,574,466

(1)

Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Henderson, Heiskell, and Dyck) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2018 because bonuses earned for fiscal 2018 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2018 if the officer had terminated employment as of August 31, 2018.

(2)

Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Henderson, Heiskell, and Dyck, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2018.

(3)

RSU Acceleration. All RSUs for all NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

(4)

LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

(5)

280G Tax Gross-up Payment and Cut-Back. If any payments to Ms. Lundgren and Messrs. Peach and Dyck in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the NEO sufficient so that the NEO will receive benefits as if no excise tax were payable. However, for Messrs. Peach and Dyck there is a cut-back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change-of-control agreement), no additional payment is required and the amounts payable to the NEO will be reduced to 2.99 times the NEO’s “base amount.” The change-in-control agreements for each of Messrs. Henderson and Heiskell do not provide for any tax gross-up payment, but do provide that if any payments to the NEO would be “excess parachute payments” the NEO’s benefits would be cut-back to 2.99 times the NEO’s “base amount” if it would result in a greater net after-tax benefit for the NEO. The cut-back amounts shown above for Messrs. Henderson and Heiskell represents the estimated amount of the reduction to avoid a penalty tax under Section 280G of the Code.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	59

Compensation of Executive Officers

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control

The following table sets forth the estimated benefits that would have been payable to the NEOs under currently effective agreements if each officer’s employment had been terminated on August 31, 2018, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Shares Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	13,134,879	308,072	6,094,966	5,083,600	24,621,517
Richard D. Peach	—	—	—	1,394,152	1,394,152
Michael R. Henderson	—	—	—	1,089,125	1,089,125
Steven G. Heiskell	—	—	—	1,089,125	1,089,125
Jeffrey Dyck	—	—	—	747,813	747,813

(1)

Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2018 because bonuses earned for fiscal 2018 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2018. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without cause (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2018 because bonuses earned for fiscal 2018 are included in the Summary Compensation Table and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2018.

(2)

Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident, and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2018.

(3)

RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

(4)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without cause in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

60	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Compensation of Executive Officers

Potential Payments Upon Retirement

The terms of outstanding RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2018, no NEOs other than Ms. Lundgren and Mr. Dyck were eligible for retirement. The following table sets forth the estimated benefits that would have been payable to Ms. Lundgren and Mr. Dyck if their employment had been terminated on August 31, 2018 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	6,094,966	5,676,686	11,771,652
Jeffrey Dyck	887,969	744,414	1,632,383

(1)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement. The amounts in the table above represent the number of unvested RSU shares subject to accelerated vesting, multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The NEO is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

Potential Payments Upon Disability or Death

The following table sets forth the estimated benefits that would have been payable to the NEOs if each officer’s employment had been terminated on August 31, 2018 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.

Name	Restricted Stock Unit Acceleration ($)(1)	LTIP Performance Shares Acceleration ($)(2)	Total ($)
Tamara L. Lundgren	6,094,966	6,044,321	12,139,287
Richard D. Peach	1,671,776	1,657,652	3,329,428
Michael R. Henderson	1,295,288	1,294,944	2,590,232
Steven G. Heiskell	1,148,361	1,325,589	2,473,950
Jeffrey Dyck	887,969	696,510	1,584,479

(1)

RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

(2)

LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $26.35 per share, which was the closing price of the Company’s Class A common stock on August 31, 2018, the last trading day of fiscal 2018.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	61

Compensation of Executive Officers

CEO Pay Ratio

Pursuant to requirements established by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the SEC rules and guidance adopted thereunder, we have evaluated the compensation of the Company’s CEO with the compensation of the Company’s median paid employee. The pay ratio information presented below is based upon a selected methodology which includes reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

We determined the median compensated employee based upon review of annual compensation for all employees as of July 31, 2018. The measure of compensation used to identify our median employee was consistently applied to all employees and included: salary, base wages and overtime (as applicable), incentive payments, health and welfare benefits, retirement contributions, and other cash payments. To facilitate comparability among our employee population, we annualized compensation for employees who started mid-year and applied a local currency to U.S. dollar exchange rate to translate non-U.S. employee compensation to U.S. dollars. After determining the median employee, the annual compensation for our median employee was calculated in a manner consistent with the CEO’s annual total compensation reflected in the Summary Compensation Table and then adjusted to include the value of health benefits provided to the median employee during the fiscal year.

For the purpose of calculating the CEO pay ratio, the CEO compensation was determined to be $9,100,109, which matches the sum of Ms. Lundgren’s annual total compensation as reflected in the Summary Compensation Table plus health benefits of $11,574. The annual total compensation for our median employee was $55,469. As a result, Ms. Lundgren’s annual total compensation for 2018 was approximately 164 times that of our median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to utilize different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our CEO pay ratio.

Compensation Plan Information

The following table provides information as of August 31, 2018 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of Securities to be Issued(2)	(b) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders(1)	2,572,314	3,907,093
Equity compensation plans not approved by shareholders	—	—
Total	2,572,314	3,907,093

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)

Consists of 809,237 shares subject to outstanding RSUs, 326,532 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 1,436,545 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

62	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Proposal No. 2 – Advisory Resolution on Executive Compensation

As required pursuant to section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay vote”), the compensation paid to our named executive officers as disclosed on pages 31 through 62. While the results of the vote are non-binding and advisory in nature, the Board of Directors and the Compensation Committee intend to carefully consider the results of this vote.

We hold our Say-on-Pay vote every year and, unless the Board of Directors modifies its policy on the frequency of Say-on-Pay votes, the next Say-on-Pay vote will occur at our annual meeting to be held in 2020.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2018 are reflective of Company performance.

Our executive compensation program is designed to pay for performance, therefore actual compensation in fiscal 2018 was higher than target levels, which reflected alignment with the Company’s financial performance during the period.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	63

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2019, subject to ratification of this selection by the shareholders of the Company.

While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.

Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.

The Board of Directors recommends that shareholders vote “FOR” to approve the ratification of the selection of independent registered public accounting firm.

64	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2017 and 2018, as well as for the fiscal year ending August 31, 2019. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2018	2017
Audit Fees(1)	$2,597,543	$2,272,445
Audit Related Fees	47,000	10,000
Tax Fees	—	—
All Other Fees	4,500	3,600

Total	$2,649,043	$2,286,045

(1)

Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, consents relating to other filings with the SEC, and statutory audit requirements.

In fiscal 2018 and 2017, all of the fees paid to our independent auditors were approved by the Audit Committee.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee.

Audit Committee Report

The principal functions of the Audit Committee are set forth in its charter and are described above at page 24. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.

The Audit Committee reports as follows with respect to fiscal 2018:

Financial Reporting and Other Activities

•

Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting, and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2018, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	65

•

The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline, and other selected risk-related topics.

Internal Audit and External Audit Firm Functions

•

The Audit Committee discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and PwC to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•

The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes-Oxley.

•	The Audit Committee discussed with PwC the matters required to be discussed under Public Company Accounting Oversight Board standards.

Audit Firm Independence

•

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

•

PwC has served as the Company’s auditor since 1976, which includes periods before the Company became public in fiscal 1993. In determining whether to reappoint PwC, the Audit Committee takes into consideration various factors, including: the historical and recent performance of PwC on the audit; its professional qualifications; the quality of ongoing discussions with

PwC; external data, including recent PCAOB reports on PwC and its peer firms; the appropriateness of fees and PwC’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure PwC’s continued independence in the face of such tenure. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

–	Higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

–	Operational efficiencies because of PwC’s history and familiarity with our business.

The Audit Committee received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s independence. The Audit Committee discussed with PwC the firm’s independence from the Company and its management.

Conclusion

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018 filed with the SEC.

•	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2019, subject to shareholder ratification.

AUDIT COMMITTEE

David L. Jahnke, Chair

Rhonda D. Hunter

William D. Larsson

Michael W. Sutherlin

66	| Notice of Annual Meeting of Shareholders and 2018 Proxy Statement

Shareholder Proposals for 2020 Annual Meeting

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2020 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on October 1, 2019 and no later than the close of business on October 31, 2019 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2020 annual meeting of shareholders must be received in proper form by the Company at its principal executive office no later than August 21, 2019.

Discretionary Authority

Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their best judgment if any other matters are presented.

General

The cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. We have engaged Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist with the solicitation of proxies and provide consulting services. We will pay Innisfree a service fee of approximately $20,000, plus customary expenses for its assistance with the solicitation of proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay Street, Suite 350, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018 or a copy of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors

Peter B. Saba

Corporate Secretary

December 19, 2018

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement |	67

Schnitzer

299 SW Clay Street, Suite 350
Portland, OR 97201

www.schnitzersteel.com

SCHNITZER STEEL INDUSTRIES, INC. P.O. BOX 10047 PORTLAND, OREGON 97296

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 28, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 28, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53741-P13574                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHNITZER STEEL INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR all nominees in Proposal 1 FOR Proposals 2 and 3.

		☐	☐	☐
1.	Election of directors
Nominees:
01) Rhonda D. Hunter
02) David L. Jahnke
03) William D. Larsson
					For	Against	Abstain

2.	To vote on an advisory resolution on executive compensation.				☐	☐	☐

3.	To ratify the selection of independent registered public accounting firm.				☐	☐	☐

The proxies may vote in their discretion as to other matters which may come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 29, 2019

8:00 a.m. Pacific Time

KOIN Center

Conference Center Room 202

222 SW Columbia Street

Portland, Oregon 97201

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 29, 2019: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the interactive map on our proxy website.

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E53742-P13574

Schnitzer Steel Industries, Inc.
299 SW Clay Street
Portland, Oregon 97201	proxy

This proxy is solicited by the Board of Directors for use at the Company’s Annual Meeting of Shareholders on January 29, 2019.

The shares of common stock of Schnitzer Steel Industries, Inc. (the “Company”) that you hold will be voted as you specify on the reverse side of this proxy.

If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.